Exhibit 3.1

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

BAOZUN INC.

(adopted by a special resolution passed on October 29, 2014, effective upon the Closing under the Share Subscription Agreement and amended by a special resolution passed on December 11, 2014)

THE COMPANIES LAW (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

BAOZUN INC.

(adopted by a special resolution passed on October 29, 2014, effective upon the Closing under the Share Subscription Agreement and amended by a special resolution passed on December 11, 2014)

NAME

1.	The name of the Company is BAOZUN INC.

REGISTERED OFFICE

2.	The Registered Office of the Company shall be at the offices of NovaSage Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P.O. Box 2582, Grand Cayman KY1-1103, Cayman Islands, or at such other place as the Directors may from time to time decide.

GENERAL OBJECTS AND POWERS

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by Section 7(4) of The Companies Law (as Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

LIMITATIONS ON THE COMPANY’S BUSINESS

4.	For the purposes of the Companies Law (As Revised) the Company has no power to:

(i) carry on the business of a Bank or Trust Company without being licensed in that behalf under the provisions of the Banks & Trust Companies Law (2013 Revision); or

(ii) to carry on Insurance Business from within the Cayman Islands or the business of an Insurance Manager, Agent, Sub-agent or Broker without being licensed in that behalf under the provisions of the Insurance Law, 2010; or

(iii) to carry on the business of Company Management without being licensed in that behalf under the provisions of the Companies Management Law (2003 Revision).

5.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

COMPANY LIMITED BY SHARES

6.	The Company is a company limited by shares. The liability of each member is limited to the amount from time to time unpaid on such member’s shares.

AUTHORISED SHARES

7.	The capital of the Company is US$50,000.00 divided into 500,000,000 shares of a nominal or par value of US$0.0001 each provided always that subject to the provisions of the Companies Law (as Revised) and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be Ordinary, Preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided, of which (a) 415,359,837 are designated as Ordinary Shares (“Ordinary Shares”); and (b) 84,640,163 Preferred Shares, (i) 19,622,241 of which are designated as Series A Preferred Shares (the “Series A Preferred Shares”); (ii) 5,552,915 of which are designated as Series B-1 Preferred Shares (the “Series B-1 Preferred Shares”), (iii) 11,547,294 of which are designated as Series B-2 Preferred Shares (the “Series B-2 Preferred Shares”), (iv) 9,431,994 of which are designated as Series B-3 Preferred Shares (the “Series B-3 Preferred Shares”, collectively with the Series B-1 Preferred Shares and the Series B-2 Preferred Shares, the “Series B Preferred Shares”), (v) 29,056,332 of which are designated as Series C-1 Preferred Shares (the “Series C-1 Preferred Shares”), (vi) 1,925,063 of which are designated as Series C-2 Preferred Shares (the “Series C-2 Preferred Shares”, and together with Series C-1 Preferred Shares, the “Series C Preferred Shares”), and (vii) 7,504,324 of which are designated as Series D Preferred Shares (the “Series D Preferred Shares”, and the Series D Preferred Shares together with the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares, the “Preferred Shares”).

CONTINUATION

8.	The Company may exercise the power contained in Section 206 of The Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

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2

THE COMPANIES LAW (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

BAOZUN INC.

(adopted by a special resolution passed on October 29, 2014, effective upon the Closing under the Share Subscription Agreement and amended by a special resolution passed on December 11, 2014)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Acceptance Period”	shall have the meaning set forth in Article 16.2(B).

“Accounting Standards”	means, alternatively, generally accepted accounting principles in the United States, or International Financial Reporting Standards as promulgated from time to time by the International Accounting Standards Board (the “IASB”) (including standards and interpretations approved by the IASB and International Accounting Principles issued under previous constitutions thereof), together with the IASB’s pronouncements thereon from time to time, in each case as may be approved by affirmative votes of at least two-thirds of the Directors of the Board, which shall include at least three (3) Directors appointed by the Investors.

“Additional Investor Offered Equity Securities”	shall have the meaning set forth in Article 16.3(D).

“Additional Offered Equity Securities”	shall have the meaning set forth in Article 16.2(D).

“Additional Quantity”	shall have the meaning set forth in Article 6.3(C).

“Affiliate”	means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, that Person.

“Ali”	means Alibaba Investment Limited or its Affiliate(s).

“Articles”	means these articles of association of the Company as originally formed and, subject to Article 8.4, as from time to time altered by Special Resolution.

“Automatic Conversion”	shall have the meaning set forth in Article 8.3(C).

“Baozun”	means Shanghai Baozun E-Commerce Limited ..

“Board” or “Board of Directors”	means the board of Directors of the Company.

“Business Day”	means a day, other than Saturday or Sunday, when banks are open for business and generally settling payments in Singapore, Hong Kong, Tokyo, the United States and the PRC.

“Capital Increase Subscription Agreement”	means the Capital Increase Subscription Agreement by and among certain parties thereto, dated as of September 21, 2012.

“Charter Documents”	means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Company”	means the above named company.

“Control”	of a given Person means the possession, directly or indirectly, by a Person of the power to direct or cause the direction of the management and policies of another Person, including but not limited to contractual arrangements or through the ownership of voting securities or otherwise; provided that the direct or indirect ownership of thirty per cent (30%) or more of the voting share capital of a Person shall be deemed to constitute control of that Person. The terms “Controlling” and “Controlled” shall be construed accordingly.

“Control Documents”	certain exclusive service agreement and certain assets transfer agreement to be entered into by and between Baozun and Zunyi, certain call option agreement, certain voting right proxy agreement and certain equity pledge agreement to be entered into by and among Baozun and the shareholders of Zunyi, each in form and substance acceptable to the Investors.

“Conversion Price”	means, with respect to the Series A Preferred Shares, the Series A Conversion Price, with respect to the Series B-1 Preferred Shares, the Series B-1 Conversion Price, with respect to the Series B-2 Preferred Shares, the Series B-2 Conversion Price, with respect to the Series B-2 Preferred Shares, the Series B-3 Conversion Price, with respect to the Series C-1 Preferred Shares, the Series C-1 Conversion Price, with respect to the Series C-2 Preferred Shares, the Series C-2 Conversion Price and, with respect to the Series D Preferred Shares, the Series D Conversion Price.

“Conversion Shares”	means Ordinary Shares issuable upon conversion of any Preferred Shares.

“Convertible Securities”	shall have the meaning set forth in Article 8.3(E)(4)(a)(ii).

“Crescent”	means Crescent Castle Holdings Ltd, its Affiliate(s) or any other Person pursuant to Article 16.5.

“Deemed Liquidation Event”	means a merger or acquisition of the Company, Baozun Hong Kong Holding Limited, or Baozun (acquisition shall only refer to the acquisition of fifty percent (50%) or more of the Equity Securities of such entity; and either merger or acquisition herein shall not include the instance where the Members of the Company directly or indirectly own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Group Companies.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Disposing Investor”	shall have the meaning set forth in Article 16.3(A).

“Disposing Party”	shall have the meaning set forth in Article 16.2(A).

“Drag-along Amount”	shall have the meaning set forth in Article 16.4(A).

“Electronic Record”	has the same meaning as given in the Electronic Transactions Law (2003 Revision).

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, Equity Securities, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“ESOP”	the 2014 Share Incentive Plan to be adopted by the Company as of May 30, 2014, covering the grant of up to 20,331,467 (such number can be amended pursuant to Article 64.1) Ordinary Shares (or options therefor) (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events) to employees, officers, directors, or consultants of a Group Company.

“Excepted Issuances”	shall have the meaning set forth in Article 8.3(E)(4)(a)(iii).

“Exercising Investor of Right of Right of First Refusal”	shall have the meaning set forth in Article 16.2(D).

“Exercising Party of Right of First Refusal”	shall have the meaning set forth in Article 16.3(D).

“Extended Acceptance Period”	shall have the meaning set forth in Article 16.2(D).

“Extended Investor Acceptance Period”	shall have the meaning set forth in Article 16.3(D).

“First Participation Notice”	shall have the meaning set forth in Article 6.3(A).

“Goldman Sachs”	means GSIP and GSPO, their Affiliate(s) or any other Person pursuant to Article 16.5.

“Governmental Authority”	means any government of any nation or any federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Company”	means each of the Company, Baozun Hong Kong Holding Limited, Baozun, Zunyi, Shanghai Bodao E-Commerce Limited, Hangzhou Dianzhen E-Commerce Limited, Shanghai Yingsai Advertisement Limited, Shanghai Fengbo E-commerce Limited, BAOZUN HONGKONG LIMITED, Shanghai Fenghe Software Technology Limited, Shanghai Fengyi E-commerce Limited, Shanghai Fengjin E-commerce Limited, Shanghai Fenghu E-commerce Limited, Taiwan Baozun Online Sales Limited and other Subsidiaries of the Company, and “Group Companies” refer to all of the Group Companies collectively.

“GSIP”	means GS INVESTMENT PARTNERS (MAURITIUS) I LIMITED.

“GSPO”	means PRIVATE OPPORTUNITIES (MAURITIUS) I LIMITED.

“Infinity”	Infinity I-China Investments (Israel) L.P., its Affiliate(s) or any other Person pursuant to Article 16.5.

“Interested Transaction”	shall have the meaning set forth in Article 83.

“Investor Acceptance Period”	shall have the meaning set forth in Article 16.3(B).

“Investor Additional Quantity”	shall have the meaning set forth in Article 6.3(B).

“Investor Offered Equity Securities”	shall have the meaning set forth in Article 16.3(A).

“Investor Participation Notice”	shall have the meaning set forth in Article 6.3(B).

“Investor Participation Period”	shall have the meaning set forth in Article 6.3(B).

“Investor Second Notice”	shall have the meaning set forth in Article 16.3(D).

“Investor Tag-along Acceptance Period”	shall have the meaning set forth in Article 16.3(E).

“Investor Tag-along Offer Period”	shall have the meaning set forth in Article 16.3(E).

“Investor Transfer Notice”	shall have the meaning set forth in Article 16.3(A).

“Investors”	shall mean Ali, Crescent, Goldman Sachs, Infinity, New Access, SoftBank and Stelca.

“Key Employees”	shall have the meaning set forth in the Shareholders Agreement.

“Key Holders”	means collectively the Principals and the Principal Holding Companies.

“Lien”	means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by this Agreement, understanding, law, equity or otherwise.

“Liquidation Preference”	shall have the meaning set forth in Article 8.2(A).

“Lower Price”	shall have the meaning set forth in Article 8.3(E)(4)(d).

“Material Adverse Effect”	means a material adverse effect on:

(a)	any Group Company as a whole or its assets or properties in aggregate;

(b)	business prospects or financial condition of the Group Companies as a whole; or

(c)	the ability of any Group Company, or Key Holder to comply with or perform its, his or her obligations under the Transaction Documents.

For the purposes of this definition, an event, circumstance or occurrence or any combination thereof which causes, or is reasonably likely to cause either (i) a reduction in the net assets of the Group Companies of RMB50,000,000 or more during any 12 consecutive months’ period; or (ii) a reduction in the EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) of the Group Companies for any 12 consecutive months’ period of RMB50,000,000 or more; or (iii) the operations of any Group Company to cease (other than due to holidays) for a continuous period of at least five (5) days during any 12 consecutive months’ period is deemed to have constituted a Material Adverse Effect within the meaning of these Articles.

“Management Shareholders”	means Qiu Wenbin, Zhang Qingyu and Wu Junhua.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“New Access”	means New Access Capital Fund I, New Access Capital Fund II or their respective Affiliate(s).

“Non-Disposing Parties”	shall have the meaning set forth in Article 16.2(A).

“Non-purchased Investor Offered Equity Securities”	shall have the meaning set forth in Article 16.3(D).

“Non-purchased Offered Equity Securities”	shall have the meaning set forth in Article 16.2(D).

“Offered Equity Securities”	shall have the meaning set forth in Article 16.2(A).

“Options”	shall have the meaning set forth in Article 8.3(E)(4)(a)(i).

“Ordinary Resolution”	means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 41.2.

“Ordinary Share”	an ordinary share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Over-Purchasing Investor”	shall have the meaning set forth in Article 16.2(D).

“Over-Purchasing Party”	shall have the meaning set forth in Article 16.3(D).

“Participation Investor”	shall have the meaning set forth in Article 6.3(B).

“Participation Redemption Notice”	shall have the meaning set forth in Article 8.5(C).

“Participation Right Holder”	shall have the meaning set forth in Article 6.3(A).

“Participation Right Persons”	shall have the meaning set forth in Article 6.3(C).

“Participation Shortfall Notice”	shall have the meaning set forth in Article 8.5(C)(2).

“Person”	means any individual, corporation, company, partnership, firm, joint venture, trust, or Authority or any other type of entity.

“PRC”	means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Preferred Shares”	means collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares.

“Principal”	means one of Qiu Wenbin, Wu Junhua, and Zhang Qingyu, and “Principals” refer to all of the Principals collectively.

“Principal Business”	means brand online and offline retailing and provision of overall e-commerce operation outsourcing services.

“Principal Holding Company”	means one of Jesvinco Holdings Limited, Casvendino Holdings Limited, and PBE Holdings Limited, their respective Affiliate(s) or any other Person pursuant to Article 16.1(b), and “Principal Holding Companies” refer to all of the Principal Holding Companies collectively.

“Proposing Investor”	shall have the meaning set forth in in Article 16.4(A).

“Purchase Price”	shall have the meaning set forth in Article 16.2(A).

“Qualified IPO”	means an underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) led by an international reputable underwriter on Hong Kong Stock Exchange, New York Stock Exchange, NASDAQ Global Market or PRC A-Share market or other stock exchange as approved by the Investors, with a market capitalization of such company not less than USD600,000,000 or the equivalent in other currency and which raises funds of no less than USD150,000,000 or the equivalent in other currency, or any IPO approved by the Board by the affirmative votes of at least two-thirds of the Directors, which shall at least include three (3) Directors appointed by the Investors.

“Redeeming Preferred Shares”	shall have the meaning set forth in Article 8.5(A)(3)(z).

“Redemption Closing”	shall have the meaning set forth in Article 8.5(C).

“Redemption Date”	shall have the meaning set forth in Article 8.5(C).

“Redemption Event”	shall include any of the following:

(a) the Company or other listing vehicle as agreed by the Investors has not completed a Qualified IPO by the fifth (5th) anniversary of the date of the Shareholders Agreement;

(b) the occurrence of any event which results in the aggregate Equity Securities in the Company held by all Key Holders becoming less than twenty percent (20%) of all outstanding Equity Securities in the Company (on a fully diluted and as-converted basis), unless such event has been approved by the Board, which shall include at least three (3) Directors appointed by the Investors;

(c) any breach of the representations, warranties or covenants by any Group Company or any of the Key Holders under the Transaction Documents or the Capital Increase Subscription Agreement resulting in a Material Adverse Effect; or

(d) any breach by the Company or any of its Subsidiaries of any debt obligations, liabilities or other material contracts resulting in a Material Adverse Effect.

“Redemption Information”	shall have the meaning set forth in Article 8.5(C).

“Redemption Notice”	shall have the meaning set forth in Article 8.5(C).

“Redeeming Preference”	shall have the meaning set forth in Article 8.5(B).

“Redemption Price”	shall have the meaning set forth in Article 8.5(A)(3)(z).

“Redemption Price Payment Date”	shall have the meaning set forth in Article 8.5(A).

“Redemption Right”	shall have the meaning set forth in Article 8.5(A).

“Registered Office”	means the registered office for the time being of the Company.

“Register of Members”	means the register maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Related Party”	means with respect to each company (including any Group Company): (i) any director, officer or shareholder; (ii) any immediate family members or Affiliates of the Persons referred to in paragraph (i); or (iii) any entity directly or indirectly Controlled by any one or more of the foregoing.

“Right of Participation”	shall have the meaning set forth in Article 6.1.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Second Notice”	shall have the meaning set forth in Article 16.2(D).

“Second Participation Notice”	shall have the meaning set forth in Article 6.3(C).

“Second Participation Period”	shall have the meaning set forth in Article 6.3(C).

“Selling Shareholders”	shall have the meaning set forth in Article 16.4(A).

“Series A Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series A Deemed Purchase Price”	means US$0.2450 per share, as appropriately adjusted for share dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Preference Amount”	shall have the meaning set forth in Article 8.2(A)(4).

“Series A Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A)(1)(z).

“Series A Redemption Price”	shall have the meaning set forth in Article 8.5(A)(1)(z).

“Series B Conversion Price”	means, (a) with respect to the Series B-1 Preferred Shares, the Series B-1 Conversion Price, (b) with respect to the Series B-2 Preferred Shares, the Series B-2 Conversion Price, and (c) with respect to the Series B-3 Preferred Shares, the Series B-3 Conversion Price.

“Series B Deemed Purchase Price”	means, (a) with respect to a Series B-1 Preferred Share, the Series B-1 Deemed Purchase Price, (b) with respect to a Series B-2 Preferred Share, the Series B-2 Deemed Purchase Price, and (a) with respect to a Series B-3 Preferred Share, the Series B-3 Deemed Purchase Price

“Series B Preference Amount”	shall have the meaning set forth in Article 8.2(A)(3).

“Series B Preferred Shares”	means, collectively, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares and the Series B-3 Preferred Shares.

“Series B Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A)(1)(y).

“Series B Redemption Price”	shall have the meaning set forth in Article 8.5(A)(1)(y).

“Series B-1 Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series B-1 Deemed Purchase Price”	means US$0.3536 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-1 Preferred Shares.

“Series B-1 Preferred Share”	means a Series B-1 Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series B-2 Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series B-2 Deemed Purchase Price”	means US$0.8662 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-2 Preferred Shares.

“Series B-2 Preferred Share”	means a Series B-2 Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series B-3 Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series B-3 Deemed Purchase Price”	means US$0.8821 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series B-3 Preferred Shares.

“Series B-3 Preferred Share”	means a Series B-3 Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series C Conversion Price”	means, (a) with respect to the Series C-1 Preferred Shares, the Series C-1 Conversion Price, and (b) with respect to the Series C-2 Preferred Shares, the Series C-2 Conversion Price.

“Series C Deemed Purchase Price”	means, (a) with respect to the Series C-1 Preferred Shares, the Series C-1 Deemed Purchase Price, and (b) with respect to the Series C-2 Preferred Shares, the Series C-2 Deemed Purchase Price.

“Series C Preference Amount”	shall have the meaning set forth in Article 8.2(A)(2).

“Series C Preferred Shares”	means, collectively, the Series C-1 Preferred Shares and the Series C-2 Preferred Shares.

“Series C Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A)(1)(x).

“Series C Redemption Price”	shall have the meaning set forth in Article 8.5(A)(1)(x).

“Series C-1 Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series C-1 Deemed Purchase Price”	means US$1.4717 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C-1 Preferred Shares.

“Series C-1 Preferred Share”	means a Series C-1 Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series C-2 Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series C-2 Deemed Purchase Price”	means US$1.7660 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series C-2 Preferred Shares.

“Series C-2 Preferred Share”	means a Series C-2 Preferred Share of US$0.0001 par value per share in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series D Conversion Price”	shall have the meaning set forth in Article 8.3(A).

“Series D Deemed Purchase Price”	means US$3.1866 per share, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series D Preferred Share.

“Series D Preference Amount”	shall have the meaning set forth in Article 8.2(A)(1)(w).

“Series D Preferred Shares”	means a Series D Preferred Share of US$0.0001 par value in the capital of the Company having the rights, preference and privileges attaching to it as set out herein.

“Series D Redeeming Preferred Share”	shall have the meaning set forth in Article 8.5(A)(1).

“Share” and “Shares”	means a share or shares in the capital of the Company and includes a fraction of a share.

“Share Subscription Agreement”	means the share subscription agreement entered into between Baozun Inc., Tsubasa Corporation, the Key Holders and each of the Group Companies dated on or around the date of these Articles.

“Shareholders Agreement”	means the amended and restated shareholders agreement entered into between Baozun Inc., the Key Holders, Baozun Hong Kong Holding Limited, Shanghai Baozun E-Commerce Limited, Shanghai Zunyi Business Consulting Ltd., GS Investment Partners (Mauritius) I Limited, Private Opportunities (Mauritius) I Limited, Alibaba Investment Limited, Crescent Castle Holdings Ltd., Stelca Holdings Ltd., New Access Capital Fund I, New Access Capital Fund II, Infinity I – China Investments (Israel) L. P. and Tsubasa Corporation dated on or around the date of these Articles.

“Shareholder Consent”	shall have the meaning set forth in Article 16.4(A).

“Shortfall Closing”	shall have the meaning set forth in Article 8.5(C)(2).

“Shortfall Information”	shall have the meaning set forth in Article 8.5(C)(2).

“Shortfall Notice”	shall have the meaning set forth in Article 8.5(C)(2).

“Shortfall Purchase”	shall have the meaning set forth in Article 8.5(A)(2).

“Shortfall Purchase Right”	shall have the meaning set forth in Article 8.5(A)(2).

“SoftBank”	means Tsubasa Corporation, a corporation duly incorporated and validly existing under the laws of the Federated States of Micronesia.

“Special Resolution”	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	means the Companies Law of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Stelca”	Stelca Holdings Ltd., its Affiliate(s) or any other Person pursuant to Article 16.5.

“Subsidiary”	means, with respect to a subject entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interest in the profits or capital of such entity are owned or controlled directly by the subject entity or indirectly through one or more Subsidiaries of the subject entity, (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with applicable Accounting Standards, or (iii) any entity with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another Subsidiary.

“Tag-along Acceptance Notice”	shall have the meaning set forth in Article 16.2(E).

“Tag-along Offer Period”	shall have the meaning set forth in Article 16.2(E).

“Third Party Purchaser”	shall have the meaning set forth in Article 16.2(A).

“Transaction Documents”	shall have the meaning set forth in the Shareholders Agreement.

“Transfer Notice”	shall have the meaning set forth in Article 16.2(A).

“Zunyi”	Shanghai Zunyi Business Consulting Ltd. ..

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5	any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and Articles;

2.7	the term “or” is not exclusive;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10	the term “day” means “calendar day”, and “month” means calendar month;

2.11	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13	all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies);

2.14	the exchange rate between RMB and USD shall be the mid-point rate for the exchange of US Dollars into RMB in the PRC on the day on which relevant payment is made (or, if such day is not a Business Day, on the Business Day immediately preceding such day) released by Bank of China; and

2.15	headings are inserted for reference only and shall be ignored in construing these Articles.

3.	For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.	Subject to the provision in this Article below, provisions in the Memorandum, if any (and to any direction that may be given by the Company in a general meeting) and to the provisions of Articles 8 and 9 and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Article 8.3 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

6.1 Preemptive Right.

Each Member shall have the preemptive right to subscribe for such Member’s Pro Rata Share (as defined below) of all (or any part) of any New Securities (as defined below) that the Company may from time to time decide to issue (the “Right of Participation”). A Member’s “Pro Rata Share”, for the purpose of the Right of Participation, shall be the ratio of (A) the number of Ordinary Shares (including Preferred Shares on an as-converted basis) held by such Member, to (B) the total number of Ordinary Shares (including Preferred Shares on an as-converted basis) then outstanding immediately prior to the issuance of New Securities (as defined below) giving rise to the Right of Participation.

6.2 New Securities.

For purposes hereof, “New Securities” shall mean any Equity Securities of the Company to be issued, except for:

A.	up to 20,331,467 (such number can be amended pursuant to Article 64.1) Ordinary Shares (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) and/or options exercisable for such Ordinary Shares issued or to be issued to employees, officers, directors, contractors, advisors or consultants of the Group Companies pursuant to ESOP;

B.	any Equity Securities of the Company issued in connection with any share split, share combination, share dividend, reclassification, recapitalization or other similar event in which all Members with Rights of Participation are entitled to participate on a pro rata basis.

C.	any Equity Securities of the Company issued pursuant to the Share Subscription Agreement;

D.	any Equity Securities of the Company issued pursuant to a Qualified IPO;

E.	any Equity Securities of the Company issued pursuant to the bona fide acquisition of another company or business approved by the Board pursuant to Article 64.1; and

F.	any Equity Securities of the Company issued in connection with the Ordinary Shares issued or issuable upon the conversion of the Preferred Shares.

6.3 Procedures.

A.	If the Company intends to undertake an issuance of New Securities, the Company shall issue a written notice (the “First Participation Notice”) to each Persons entitled to the Right of Participation (the “Participation Right Holder”) specifying the amount and price of such New Securities and the general provisions of the subscription of such New Securities. Each Participation Right Holder may exercise the Right of Participation through issuance of a written notice to the Company within fifteen (15) Business Days upon the date of receipt of any First Participation Notice, and the Participation Right Holder shall specify the quantity of the New Securities which it agrees to subscribe for in accordance with the price, and terms and conditions specified in the First Participation Notice in such written notice (not to exceed the New Securities which the Participation Right Holder is entitled to subscribe for based on its Pro Rata Share of such Participation Right Holder). If the Participation Right Holder fails to issue the written notice of the exercise of the Right of Participation to the Company within such fifteen (15) Business Days, such Participation Right Holder shall be deemed to have waived its Right of Participation.

B.	If any Participation Right Holder fails or refuses to exercise all of its Right of Participation in accordance with Article 6.3(A), the Company shall promptly (but no later than three (3) Business Days subsequent to such fifteen (15) Business Days’ period prescribed in Article 6.3(A) above) send notice (the “Investor Participation Notice”) to each of the Investors who have subscribed for all of the New Securities which such Investor is entitled to subscribe for according to its Pro Rata Share in accordance with the Article 6.3(A) (the “Participation Investor”). Each Participation Investor may give a written notice to the Company specifying the amount of the New Securities it intends to subscribe for on top of the New Securities which such Investor is entitled to subscribe for according to its Pro Rata Share (the “Investor Additional Quantity”) within five (5) Business Days of the date of receipt of the Investor Participation Notice (the “Investor Participation Period”). Failure of delivery of the written notice of the subscription of the Investor Additional Quantity to the Company within the Investor Participation Period will render the Participation Investor losing the right to purchase the Investor Additional Quantity. If the above conduct leads to the sum of all of the Investor Additional Quantity exceeding the total amount of the remaining New Securities available for subscription, the Company will reduce the excess amount of the subscription of the Participation Investor who has made an excess subscription to the following, whichever is less: (A) the Investor Additional Quantity; or (B) the product obtained by multiplying (i) the amount of the remaining New Securities available for subscription; by (ii) a fraction, the numerator of which is the quantity of the Company’s Ordinary Shares (on an as-converted basis) held by such Participation Investor who has made an excess subscription upon the First Participation Notice and the denominator of which is the amount of the Company’s Ordinary Shares (on an as-converted basis) held by all of the Participation Investors who have made excess subscription upon the First Participation Notice. Each Participation Investor shall have the obligation to subscribe for such amount of the New Securities determined by the Company in accordance with this section, and the Company shall notify such Participation Investor within ten (10) Business days following the date of receipt of the Investor Participation Notice.

C.	Upon (i) the expiry of the Investor Participation Period, no Participation Investor has exercised its Right of Participation in accordance with Article 6.3(B) above, or (ii) the expiry of the Investor Participation Period, under the circumstances that there still exists remaining New Securities which have not been subscribed by the Participation Investor through the exercise of the Right of Participation, the Company shall promptly (but no later than the three (3) Business Days’ period following such five (5) Business Days’ period prescribed in Article 6.3(B)) send notice (the “Second Participation Notice”) to Participation Right Holders (other than the Participation Investors) who has exercised the Right of Participation and purchased all of the New Securities which such Participation Right Holder is entitled to subscribe for according to its Pro Rata Share in accordance with Article 6.3(B) (the “Participation Right Persons”). Each Participation Right Person may give a written notice to the Company specifying the amount of the New Securities it intends to subscribe for on top of the New Securities which can be subscribed for according to its Pro Rata Share (the “Additional Quantity”) within five (5) Business Days upon the date of receipt of the Second Participation Notice (the “Second Participation Period”). Failure of delivery of the written notice of the subscription of the Additional Quantity to the Company within the Second Participation Period will render the Participation Right Person losing the right to purchase the Additional Quantity. If the above conduct leads to the sum of all of the Additional Quantity exceeding the total quantity of the remaining New Securities available for subscription, the Company will reduce the excess amount of the subscription of the Participation Right Person who has made an excess subscription to the following, whichever is less: (A) the Additional Quantity; or (B) the product obtained by multiplying (i) the amount of the remaining New Securities available for subscription; by (ii) a fraction, the numerator of which is the quantity of the Company’s Ordinary Shares (on an as-converted basis) held by such Participation Right Person who has made an excess subscription upon the First Participation Notice and the denominator of which is the quantity of the Company’s Ordinary Shares (on an as-converted basis) held by all of the Participation Right Persons who have made excess subscription upon the First Participation Notice. Each Participation Right Person shall have the obligation to subscribe for such amount of the New Securities determined by the Company in accordance with this section, and the Company shall notify such Participation Right Person within ten (10) Business Days following the date of receipt of the Second Participation Notice.

D.	Upon (i) the expiry of the Second Participation Period, or (ii) the expiry of the fifteen (15) Business Days’ period upon the receipt of the First Participation Notice, no Participation Right Holder has exercised its Right of Participation in accordance with Article 6 (as the case may be), and under the circumstances that the New Securities have not been fully subscribed by the Participation Right Holder through the exercise of the Right of Participation, the Company shall sell the New Securities specified in the First Participation Notice (with respect to the part of New Securities upon which no Party has exercised its Right of Participation) at a price of or higher than the price provided in the First Participation Notice, or on no more favorable terms than that in the First Participation Notice (for non-price terms) within ninety (90) days following the expiry of the related period. If the Company fails to sell such New Securities within such ninety (90) days’ period, the Company shall not sell any New Securities to any Person other than the Participation Right Holder before the re-exercise of the Right of Participation by the Participation Right Holder in accordance with Article 6.3.

7.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1	Dividends Rights. Subject to the Statute and these Articles, the Directors may from time to time declare dividends (including interim dividends) and distributions on Preferred Shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

8.2	Liquidation Rights

A.	Liquidation Preference. (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or (b) with the consent of all of the Investors, in the event that (x) any of (A) the Group Companies cease to engage in the Principal Business, or (B) business license of Baozun or any renewal thereof is terminated, cancelled, or revoked, or (C) the ICP license of Baozun, Zunyi or any other entity holding an ICP license or any renewal thereof is terminated, cancelled, or revoked, which has a Material Adverse Effect on the business operations of the Group Companies, or if Baozun, Zunyi or any other entity holding ICP license fails to obtain or renew any permits which have a Material Adverse Effect on the business operations of the Group Companies, (y) Baozun incurs heavy losses or is unable to repay its debt when due and payable; or (z) a force majeure event occurs that continues for a period of more than six (6) consecutive months and has resulted in a Material Adverse Effect on the business operations of Baozun, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows (the “Liquidation Preference”):

(1) First, the holders of the Series D Preferred Shares shall be entitled to receive for each Series D Preferred Share held by such holder, on parity with each other the prior and in preference to any distribution of any of the assets or funds of the Company to the holders of other series of Preferred Shares or Ordinary Shares by reason of their ownership of such shares, the amount equal to 150% of the Series D Deemed Purchase Price of such share, plus all declared but unpaid dividends on such Series D Preferred Shares (collectively, the “Series D Preference Amount”). If the assets and funds thus distributed among the holders of the Series D Preferred Shares shall be insufficient to permit the payment to such holders of the full Series D Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series D Preferred Shares shall be distributed ratably among the holders of the Series D Preferred Shares in proportion to the aggregate Series D Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (1).

(2) If there are any assets or funds remaining after the aggregate Series D Preference Amount has been distributed or paid in full to the applicable holders of Series D Preferred Shares pursuant to clause (1) above, the holders of the Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of Series B Preferred Shares and Series A Preferred Shares or Ordinary Shares by reason of their ownership of such shares, the amount equal to 150% of the Series C Deemed Purchase Price of such share, plus all declared but unpaid dividends on such Series C Preferred Share (collectively, the “Series C Preference Amount”). If the assets and funds thus distributed among the holders of the Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution to the Series C Preferred Shares shall be distributed ratably among the holders of the Series C Preferred Shares in proportion to the aggregate Series C Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (2).

(3) If there are any assets or funds remaining after the aggregate Series D Preference Amount and the aggregate Series C Preference Amount have been distributed or paid in full to the applicable holders of Series D Preferred Shares and Series C Preferred Shares pursuant to clauses (1) and (2) above, the holders of the Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Shares and the Ordinary Shares by reason of their ownership of such shares, the amount equal to 150% of the Series B Deemed Purchase Price of such share, plus all declared but unpaid dividends on such Series B Preferred Share (collectively, the “Series B Preference Amount”). If the assets and funds thus distributed among the holders of the Series B Preferred Shares shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series B Preferred Shares shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (3).

(4) If there are any assets or funds remaining after the aggregate Series D Preference Amount, the aggregate Series C Preference Amount and the aggregate Series B Preference Amount have been distributed or paid in full to the applicable holders of Series D Preferred Shares, Series C Preferred Shares and Series B Preferred Shares pursuant to clauses (1), (2) and (3) above, the holders of the Series A Preferred Shares shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares by reason of their ownership of such shares, the amount equal to 150% of the Series A Deemed Purchase Price of such share, plus all declared but unpaid dividends on such Series A Preferred Share (collectively, the “Series A Preference Amount”). If the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire remaining assets and funds of the Company legally available for distribution to the Series A Preferred Shares shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the aggregate Series A Preference Amount each such holder is otherwise entitled to receive pursuant to this clause (4).

(5) If there are any assets or funds remaining after the aggregate Series D Preference Amount, the aggregate Series C Preference Amount, the aggregate Series B Preference Amount and the aggregate Series A Preference Amount have been distributed or paid in full to the applicable Investors pursuant to clauses (1), (2), (3) and (4) above, the entire remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members according to the relative number of the Ordinary Shares held by such Member on an as if converted basis (treating all Preferred Shares as if they had been converted to Ordinary Shares immediately prior to such liquidation, dissolution or winding up of the Company).

B.	Deemed Liquidation Event. A Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2(A), and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2(A).

C.	Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2(A) or pursuant to a Deemed Liquidation Event of the Company pursuant to Article 8.2(B), the value of the assets to be distributed to the Members shall be determined in good faith by the Board, including the affirmative votes of all Directors appointed by the Investors; provided that any securities not subject to an investment letter or similar restrictions on free marketability shall be valued as follows:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board including the affirmative votes of all Directors appointed by the Investors;

provided further that the method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board, including the affirmative votes of all Directors appointed by the Investors.

D.	Notices. In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the Investors at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived by the Board, including the affirmative votes of all Directors appointed by the Investors.

E.	Enforcement. In the event the requirements of this Article 8.2 are not complied with, the Company shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3	Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.	Conversion Ratio. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series A Preferred Share shall be the quotient of the Series A Deemed Purchase Price divided by the then effective Series A Conversion Price (the “Series A Conversion Price”), which shall initially be equal to the Series A Deemed Purchase Price, resulting in an initial conversion ratio for Series A Preferred Shares of 1:1. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series B-1 Preferred Share shall be equal to the quotient of the Series B-1 Deemed Purchase Price divided by the then effective Series B-1 Conversion Price (the “Series B-1 Conversion Price”), which shall initially be equal to the Series B-1 Deemed Purchase Price, resulting in an initial conversion ratio for Series B-1 Preferred Shares of 1:1. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series B-2 Preferred Share shall be equal to the quotient of the Series B-2 Deemed Purchase Price divided by the then effective Series B-2 Conversion Price (the “Series B-2 Conversion Price”), which shall initially be equal to the Series B-2 Deemed Purchase Price, resulting in an initial conversion ratio for Series B-2 Preferred Shares of 1:1. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series B-3 Preferred Share shall be equal to the quotient of the Series B-3 Deemed Purchase Price divided by the then effective Series B-3 Conversion Price (the “Series B-3 Conversion Price”), which shall initially be equal to the Series B-3 Deemed Purchase Price, resulting in an initial conversion ratio for Series B-3 Preferred Shares of 1:1. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series C-1 Preferred Share shall be equal to the quotient of the Series C-1 Deemed Purchase Price divided by the then effective Series C-1 Conversion Price (the “Series C-1 Conversion Price”), which shall initially be equal to the Series C-1 Deemed Purchase Price resulting in an initial conversion ratio for the Series C-1 Preferred Shares of 1:1. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series C-2 Preferred Share shall be equal to the quotient of the Series C-2 Deemed Purchase Price divided by the then effective Series C-2 Conversion Price (the “Series C-2 Conversion Price”), which shall initially be equal to the Series C-2 Deemed Purchase Price resulting in an initial conversion ratio for the Series C-2 Preferred Shares of 1:1. The number of Ordinary Shares to which a holder shall be entitled upon conversion of each Series D Preferred Share shall be equal to the quotient of the Series D Deemed Purchase Price divided by the then effective Series D Conversion Price (the “Series D Conversion Price”), which shall initially be equal to the Series D Deemed Purchase Price resulting in an initial conversion ratio for the Series D Preferred Shares of 1:1.

B.	Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the then-effective Conversion Price.

C.	Automatic Conversion. Each Preferred Share shall automatically be converted, based on the then-effective Conversion Price, without the payment of any additional consideration, into fully-paid and non assessable Ordinary Shares upon the earlier of (i) the closing of a Qualified IPO, (ii) with respect to the Series A Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the then outstanding Series A Preferred Shares (voting together as a single class and on an as-converted basis), (iii) with respect to the Series B Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the then outstanding Series B Preferred Shares, (iv) with respect to the Series C Preferred Shares, the date specified by written consent or agreement of the holders of over sixty-five percent (65%) of the then outstanding Series C Preferred Shares, or (v) with respect to the Series D Preferred Shares, the date specified by written consent or agreement of the holders of a majority of the then outstanding Series D Preferred Shares. Any conversion pursuant to this Article 8.3(C) shall be referred to as an “Automatic Conversion”.

D.	Conversion Mechanism. The conversion hereunder of any applicable Preferred Share shall be effected in the following manner:

(1) Except as provided in Articles 8.3(D)(2) and 8.3(D)(3) below, before any holder of any Preferred Shares shall be entitled to convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date.

(2) If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3) Upon the occurrence of an event of Automatic Conversion, all Investors to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the date of the closing of the Qualified IPO and conditioned upon the closing of the Qualified IPO) and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 8.3(D). Such notice shall be given pursuant to Articles 108 through 112 to each record holder of such Preferred Shares at such holder’s address appearing on the register of members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its register of members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4) The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5) No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the applicable Preferred Share as determined and approved by the Board, or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6) Upon conversion, all declared but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all declared but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of a number of further Ordinary Shares equal to the value of such cash amount, at the option of the holders of the applicable Preferred Shares.

E.	Adjustment of the Conversion Price. The Conversion Price shall be adjusted and readjusted from time to time as provided below:

(1) Adjustment for Share Splits and Combinations. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision with respect to each Preferred Share shall be proportionately decreased. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination with respect to each Preferred Share shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in additional Ordinary Shares, the Conversion Price then in effect with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3) Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. If at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision, split or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Deemed Liquidation Event pursuant to Article 8.2(B)), then in any such event, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the relevant Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4)	Adjustments to Conversion Price for Dilutive Issuance.

(a) Special Definition. For purposes of this Article 8.3(E)(4), the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any Indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii) “New Securities” shall mean all Ordinary Shares issued (or, pursuant to Article 8.3(E)(4)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances (collectively, the “Excepted Issuances”):

a).	up to in the aggregate 20,331,467 (such number can be amended pursuant to Article 64.1) Ordinary Shares (or Options exercisable for such Ordinary Shares) (as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events), in each case issued to the Group Companies’ employees, officers, directors, consultants or any other Persons qualified pursuant to the ESOP;

b).	Ordinary Shares issued or issuable pursuant to a share split or sub-division, share dividend, combination, recapitalization or other similar transaction of the Company, as described in Article 8.3(E)(1) through Article 8.3(E)(3) and as approved by the Board;

c).	Ordinary Shares issued upon the conversion of Preferred Shares;

d).	any Equity Securities of the Company issued pursuant to the Share Subscription Agreement;

e).	any Equity Securities of the Company issued pursuant to a Qualified IPO;

f).	any Equity Securities of the Company issued as dividend or distribution solely on the Preferred Shares in accordance with the Memorandum and Articles, or in connection with a subdivision, combination, reclassification or similar event of the Preferred Shares;

g).	with respect to the Series A Conversion Price, any Equity Securities for which holders of at least a majority of the outstanding Series A Preferred Shares have agreed in writing to waive the applicable adjustment to the Series A Conversion Price provided by Article 8.3(E)(4)(d) below;

h).	with respect to the Series B-1 Conversion Price, any Equity Securities for which holders of at least a majority of the outstanding Series B-1 Preferred Shares have agreed in writing to waive the applicable adjustment to the Series B-1 Conversion Price provided by Article 8.3(E)(4)(d) below;

i).	with respect to the Series B-2 Conversion Price, any Equity Securities for which holders of at least a majority of the outstanding Series B-2 Preferred Shares have agreed in writing to waive the applicable adjustment to the Series B-2 Conversion Price provided by Article 8.3(E)(4)(d) below;

j).	with respect to the Series B-3 Conversion Price, any Equity Securities for which holders of at least a majority of the outstanding Series B-3 Preferred Shares have agreed in writing to waive the applicable adjustment to the Series B-3 Conversion Price provided by Article 8.3(E)(4)(d) below; and

k).	with respect to the Series D Conversion Price, any Equity Securities for which holders of at least a majority of the outstanding Series D Preferred Shares have agreed in writing to waive the applicable adjustment to the Series D Conversion Price provided by Article 8.3(E)(4)(d) below.

(b) No Adjustment of Conversion Price. No adjustment in the Conversion Price with respect to any Preferred Share shall be made in respect of the issuance of New Securities unless the consideration per Ordinary Share (determined pursuant to Article 8.3(E)(4)(e) hereof) for the New Securities issued or deemed to be issued by the Company is less than such Conversion Price in effect immediately prior to such issuance, as provided for by Article 8.3(E)(4)(d). No adjustment or readjustment in the Conversion Price with respect to any Preferred Share otherwise required by this Article 8.3 shall affect any Ordinary Shares issued upon conversion of any applicable Preferred Share prior to such adjustment or readjustment, as the case may be.

(c) Deemed Issuance of New Securities. In the event the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i) no further adjustment in the Conversion Price with respect to any Preferred Share shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) no readjustment pursuant to Article 8.3(E)(4)(c)(ii) shall have the effect of increasing the then effective Conversion Price with respect to any Preferred Share to an amount which exceeds the Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 8.3(E)(4)(c)(ii) been made;

(iv) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price with respect to any Preferred Share computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(x)	in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(y)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3(E)(4)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price with respect to any Preferred Share which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price with respect to such Preferred Share shall be adjusted pursuant to this Article 8.3(E)(4)(c) as of the actual date of their issuance.

(d) Adjustment of the Conversion Price upon Issuance of New Securities.

In the event of an issuance of New Securities for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) (“Lower Price”) less than the Conversion Price with respect to any Series A Preferred Share, Series B Preferred Share, Series C Preferred Share or Series D Preferred Share in effect immediately prior to such issue, then and in such event, the Conversion Price with respect to such Series A Preferred Share, Series B Preferred Share, Series C Preferred Share or Series D Preferred Shares shall be reduced, concurrently with such issue, to such Lower Price.

(e) Determination of Consideration. For purposes of this Article 8.3(E)(4), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)	Cash and Property. Such consideration shall:

(1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company;

(3) in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board.

(ii) Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3(E)(4)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(5) Other Dilutive Events. In case any issuance shall occur as to which the other provisions of this Article 8.3(E) are not strictly applicable, and such issuance is not an Excepted Issuance and the failure to make any adjustment to the Conversion Price with respect to any Preferred Share would not fairly protect the conversion rights of the holders of such Preferred Shares in accordance with the essential intent and principles hereof, then the Company shall, in good faith, determine an appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3(E), necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares and implement such adjustment pursuant to this Section.

(6) No Impairment. The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

(7) Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price with respect to any Preferred Share, the Company, at its sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of such Preferred Shares at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, (iii) the Conversion Price with respect to such Preferred Share, in effect before and after such adjustment or readjustment, and (iv) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of such Preferred Shares after such adjustment or readjustment.

(8) Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3(E), the Company shall give notice to the holders of the relevant Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price with respect to the relevant Preferred Share, and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the relevant Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(9) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the Investors, the Company and its Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(10) Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 108 through 112.

(11) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the original issuance or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4	Voting Right.

A.	General Rights. Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company, the holder of a Preferred Share shall be entitled to such number of votes as equals the whole number of Ordinary Shares into which such holder’s collective Preferred Shares are convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). To the extent that the Statute or the Articles allow any series of Preferred Shares to vote separately as a class or series with respect to any matters, such series of Preferred Shares shall have the right to vote separately as a class or series with respect to such matters.

B.	Protective Provisions. The following matters of the Group Companies (except for those matters limited to the Company as specifically set forth below) shall be approved by each of (a) the holders of a majority of the then-outstanding Series A Preferred Shares (voting together as a single class and on an as-converted basis), (b) the holders of a majority of the then-outstanding Series B Preferred Shares (voting together as a single class and on an as-converted basis), (c) the holders of a majority of the then-outstanding Series C Preferred Shares (voting together as a single class and on an as-converted basis), (d) the holders of a majority of the then-outstanding Series D Preferred Shares (voting together as a single class and on an as-converted basis) and (e) the holders of a majority of the then-outstanding Ordinary Shares:

(1) any amendment to the Memorandum and Articles;

(2) termination, dissolution or liquidation of the Company;

(3) increase or decrease of any authorized capital or registered capital, as the case may be, of any Group Company;

(4) merger, amalgamation, consolidation or reorganization of the Company with other Persons or de-merger of the Company;

(5) any amendment or change of the rights, preferences, privileges, powers, limitations or restrictions of or concerning, or the limitations or restrictions provided for the benefit of, any series of Preferred Shares in issue;

(6) any action that authorizes, creates or issues (A) any class or series of Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with any series of Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption, or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any Equity Securities having rights, preferences, privileges, powers, limitations or restrictions superior to or on a parity with any series of Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise, or (B) any other Equity Securities of any Group Company except for (x) the Conversion Shares, (y) the Equity Securities issued pursuant to the Share Subscription Agreement, and (z) the Equity Securities issued pursuant to the ESOP;

(7) any action that reclassifies any outstanding shares into shares having rights, preferences, privileges, powers, limitations or restrictions senior to or on a parity with any series of Preferred Shares in issue, whether as to liquidation, conversion, dividend, voting, redemption or otherwise;

(8) any direct or indirect transfer, pledge or disposal of the Equity Securities by any Key Holder;

(9) change of the number or composition of the Directors of the Board;

(10) the entering into of a restructuring plan with any creditor, or commencement of winding up proceedings or such similar bankruptcy proceedings;

(11) liquidation, dissolution or winding up of any Affiliates of the Company, or effecting of any Deemed Liquidation Event; and

(12) any action by the Company or a Group Company, as applicable, to authorize, approve, or enter into any agreement or obligation with respect to any of the actions listed above.

For the purpose of this Article 8.4(B) only, (i) as long as Crescent (together with its Affiliates) holds no less than 5% of the Equity Securities in the Company, Crescent shall be deemed as the holder of a majority of the then-outstanding Series B Preferred Shares (voting together as a single class and on an as-converted basis) and have the voting rights equal to the aggregate voting power of all other holders of Series B Preferred Shares plus one, and (ii) as long as Goldman Sachs (together with its Affiliates) holds no less than 5% of the Equity Securities in the Company, it shall be deemed as the holder of a majority of the then-outstanding Series C Preferred Shares (voting together as a single class and on an as-converted basis) and have the voting rights equal to the aggregate voting power of all other holders of Series C Preferred Shares plus one. For the avoidance of doubt, such right of Crescent or Goldman Sachs shall be nontransferable upon transfer of any Equity Securities by Crescent or Goldman Sachs to its respective non-Affiliate or assignment to any other non-Affiliated party of any right and/or obligation by Crescent or Goldman Sachs under the Transaction Documents.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (1) through (11) (inclusive) above requires the approval of the Members by an Ordinary Resolution or a Special Resolution in accordance with the Statute, and if the Members vote in favor of such act but the approval as required in Article 8.4(B) has not been obtained, then the Members voting against such resolution in aggregate shall, in such vote, have the voting rights equal to the aggregate voting power of all Members who voted in favor of such act plus one.

8.5	Redemption Rights.

A.	Redemption.

(1) With respect to Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares, in the event that any Redemption Event occurs, each of the holders of Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares and Series A Preferred Shares shall have the right, but not the obligation, to request the redemption of all or any part of the then outstanding Preferred Shares held by such holder (“Redemption Right”).

The Company shall, upon the request of any of the Investors in accordance with clauses (1) above, redeem the Preferred Shares at the price equal to:

(w) in respect of each Series D Preferred Share held thereby (each, a “Series D Redeeming Preferred Share”) the sum of the applicable Series D Deemed Purchase Price with respect to such Series D Redeeming Preferred Share, plus an internal annual rate of return of 15% calculated from the date that such holder made payment to the Company pursuant to the Share Subscription Agreement, and any accrued but unpaid dividends on such Share, as proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers (the “Series D Redemption Price”);

(x) in respect of each Series C Preferred Share held thereby (each, a “Series C Redeeming Preferred Share”) the sum of the applicable Series C Deemed Purchase Price with respect to such Series C Redeeming Preferred Share, plus an internal annual rate of return of 15% calculated from the date that such holder made payment to Baozun pursuant to the Capital Increase Subscription Agreement, and any accrued but unpaid dividends on such Share, as proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers (the “Series C Redemption Price”);

(y) in respect of each Series B Preferred Share held thereby (each, a “Series B Redeeming Preferred Share”) the sum of the applicable Series B Deemed Purchase Price with respect to such Series B Redeeming Preferred Share, plus 12.5% annually compounded interest calculated from the date that such holder made payment to Baozun pursuant to that certain capital increase subscription agreement, and any accrued but unpaid dividends on such Share, as proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers (the “Series B Redemption Price”); and/or

(z) in respect to each Series A Preferred Share held thereby (each, a “Series A Redeeming Preferred Share”, collectively with the Series B Redeeming Preferred Shares and Series C Redeeming Preferred Shares, the “Redeeming Preferred Shares”) the sum of the applicable Series A Deemed Purchase Price with respect to such Series A Redeeming Preferred Share, plus 12.5% annually compounded interest calculated from the date that such holder made payment to Baozun pursuant to certain capital increase subscription agreement, and any accrued but unpaid dividends on such Share, as proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers (the “Series A Redemption Price”, collectively with the Series B Redemption Price, Series C Redemption Price and the Series D Redemption Price, the “Redemption Price”).

(2) In the event that the Investors are eligible to exercise the Redemption Right and the Company has not fully redeemed the Investors pursuant to Article 8.5A(1) above, each of the Investors shall have the right (the “Shortfall Purchase Right”), but not the obligation, to request the Key Holders to purchase, and the Key Holders, shall, upon such request, purchase, from such holder such remaining unredeemed Preferred Shares held by such holder at the applicable Redemption Price pursuant to Article 8.5(C) (the “Shortfall Purchase”).

B.	Insufficient Funds. In the event insufficient funds are available to pay in full the Redemption Price in respect of each Preferred Share at any time, the funds that are legally available shall nonetheless be paid and applied, (i) first against the Series D Redeeming Preferred Shares in a pro-rata manner until amount owed thereon is paid in full; (ii) only after the payment in full of the Redemption Price against the Series D Redeeming Preferred Shares, then against the Series C Redeeming Preferred Shares in a pro-rata manner until amount owed thereon is paid in full; (iii) only after the payment in full of the Redemption Price against the Series C Redeeming Preferred Shares, then against the Series B Redeeming Preferred Shares in a pro-rata manner until amount owed thereon is paid in full; and (iv) only after the payment in full of the Redemption Price against the Series B Redeeming Preferred Shares, then against the Series A Redeeming Preferred Shares in a pro-rata manner until the amount owed thereon is paid in full (such sequence, the “Redemption Preference”), with the shortfall (to the extent such shortfall is not otherwise paid to the Investors pursuant to such holder’s Shortfall Purchase Right) to be paid and applied in accordance with the Redemption Preference from time to time out of legally available funds of the Company immediately as and when such funds become legally available. The full Redemption Price shall not be deemed to have been paid in respect of any share of the applicable series of Redeeming Preferred Shares, and the redemption shall not be deemed to have been consummated in respect of any share of the applicable series of Redeeming Preferred Shares and each Redeeming Preferred Shareholder holding any share of such series of Redeeming Preferred Shares shall remain entitled to all of its rights, including its voting rights, in respect of such share, and each share of such series of Redeeming Preferred Shares shall remain “outstanding” for the purposes of these Articles, until such time as the Redemption Price in respect of each share of such series of Redeeming Preferred Share has been paid in full whereupon all such rights shall automatically cease. For the avoidance of doubt, no holder has a more preferential redemption right compared with holders with respect to the same series of Preferred Shares.

C.	Procedures.

(1) Any Investor shall request the redemption by serving a written notice to the Company (“Redemption Notice”). The Redemption Notice shall specify the reason of redemption, the proportion of the Shares to be redeemed and the price of redemption. Within three (3) Business Days after receiving the Redemption Notice, the Company shall inform other Investors who have not requested the Redemption of the above redemption request in written form (the “Redemption Information”). Such Investors who have not requested the Redemption shall notify the Company of Shares to be redeemed and the price of redemption in written form within fifteen (15) Business Days upon receipt of the Redemption Information (the “Participation Redemption Notice”). Notwithstanding the foregoing, the failure to participate in the redemption within the above fifteen (15) Business Days’ period by the Investor shall not be interpreted as the waiver of the redemption right in Article 8.5 and such holder may elect to re-request the Company to redeem its Shares in accordance with Article 8.5. The closing (the “Redemption Closing”) of the redemption of the Redeeming Preferred Shares pursuant to this Article 8.5 will take place within sixty (60) Business Days of the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as the parties may mutually agree in writing (the “Redemption Date”). At the Redemption Closing, the Company will purchase each Redeeming Preferred Share from the holders of such Redeeming Preferred Share by paying in cash therefor the Redemption Price. The Members shall cause the Directors of the Board appointed by them to pass a board resolution approving the redemption within twenty (20) Business Days upon the receipt of the Participation Redemption Notice by the Company. The Members shall take any other necessary actions as soon as practicable after the aforesaid twenty (20) Business Days’ period to effect such redemption.

(2) Any Investor requesting the Key Holders to purchase unredeemed Preferred Shares at the Redemption Price pursuant to a Shortfall Purchase Right may deliver a written notice to the Company and the Key Holders (the “Shortfall Notice”) after one hundred and eighty (180) days of the Redemption Date. The Shortfall Notice shall specify the number of Shares that remain to be purchased at the date of the Shortfall Notice and the applicable Redemption Price. Within three (3) Business Days after receiving the Shortfall Notice, the Key Holders shall inform other Investors who have not requested the purchase of Preferred Shares as set forth in the Shortfall Notice in written form (the “Shortfall Information”). Such Investors who have not requested the Shortfall Purchase shall notify the Company and the Key Holders of Shares to be purchased and the price of purchase in written form within fifteen (15) Business Days upon receipt of the Shortfall Information (the “Participation Shortfall Notice”). Notwithstanding the foregoing, the failure to participate in the Shortfall Purchase within the above fifteen (15) Business Days’ period by the Investor shall not be interpreted as the waiver of the purchase right in Article 8.5(A)(2) and such holder may elect to re-request the Key Holders to purchase its Shares in accordance with Article 8.5(A)(2). The closing (the “Shortfall Closing”) of the purchase of the Shares subject to the Shortfall Purchase pursuant to this Article 8.5 will take place within sixty (60) Business Days of the date of the Shortfall Notice at the offices of the Company, or such earlier date or other place as the Investors and Key Holders may mutually agree in writing (the “Shortfall Date”). At the Shortfall Closing, the Key Holders will purchase each Share subject to the Shortfall Purchase from the holders of such holders exercising their Shortfall Purchase Rights by paying in cash therefor the Redemption Price. The Members shall cause the Directors of the Board appointed by them to pass a board resolution approving the transfer of Shares pursuant to the Shortfall Purchase within twenty (20) Business Days upon the receipt of the Participation Shortfall Notice by the Company. The Members shall take any other necessary actions as soon as practicable after the aforesaid twenty (20) Business Days’ period to effect such Shortfall Purchase.

D.	No Impairment. Once the Company has received a Redemption Notice, it shall not (and shall not permit any Subsidiary to) take any action which could have the effect of delaying, undermining or restricting the redemption, and the Company shall in good faith use all reasonable efforts as expeditiously as possible to increase the amount of legally available redemption funds including causing any other Group Company to distribute any and all available funds to the Company for purposes of paying the Redemption Price for all Redeeming Preferred Shares on the Redemption Price Payment Date, and until the date on which each Redeeming Preferred Share is redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

E.	Transfer to Third Party Purchaser. If any Investor exercises its Redemption Rights or its Shortfall Purchase Rights but the Company and the Key Holders fail to fully redeem or purchase the Redeeming Preferred Shares at the Redemption Price within sixty (60) Business Days after the Redemption Notice or the Shortfall Notice (as applicable), or such redemption or Shortfall Purchase fails to be completed within such period, for whatsoever reason, such Investor shall have the right to transfer the Redeeming Preferred Shares not redeemed or purchased by the Company or the Key Holders (as applicable) to a third party purchaser. In such an event, Article 16.3 (except for Article 16.3(E) to Article 16.3(G)) and Article 16.4 shall apply.

ORDINARY SHARES

9.	Certain rights, preferences, privileges and limitations of Ordinary Shares of the Company are as follows:

9.1	Dividend Provision. Subject to the preferential rights of holders of all other series and classes of Shares in the Company at the time outstanding with respect to dividends, the holders of the Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Directors.

9.2	Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets and funds of the Company shall be distributed as provided in Article 8.2.

9.3	Voting Rights. Subject to the provisions of the Memorandum and these Articles, at all general meetings of the Company, the holder of Ordinary Shares shall at all times vote together as one class on all resolutions submitted to vote by the Members and be entitled to one (1) vote on all matters subject to vote.

REGISTER OF MEMBERS

10.	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members under Article 38, or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

11.	The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

12.	If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

13.	Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

14.	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

15.	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

16.	The Shares of the Company are subject to transfer restrictions as set forth below. The Company will only register transfers of Shares that are made in accordance with provisions and will not register transfers of Shares that are made in violation of such provisions. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

16.1	Transfer Restrictions.

A.	None of the Members may sell, transfer, otherwise dispose of, or create or permit to be created any encumbrance over all or any part of its Equity Securities in the Company to any party except in accordance with this Article 16.

B.	Unless approved by the shareholders in accordance with Article 8.4(B), none of the Key Holders shall directly or indirectly sell, transfer or otherwise dispose of all or any part of its Equity Securities in the Company to any party prior to the Qualified IPO. For the avoidance of any doubt, Article 16 is not applicable to sale, transfer or otherwise disposal of all or any part of Equity Securities in the Company by a Key Holder (i) in a Deemed Liquidation Event, or (ii) to its Affiliate or any transferee that is established by a Principal solely for tax or estate planning purposes of which such Principal and/or extended family member of such Principal are the sole legal beneficiaries (each, a “Permitted Transferee”); provided that (1) such Key Holder shall provide proof satisfactory to the Investors; (2) any transfer pursuant to item (ii) shall not exceed fifty percent (50%) of the aggregate Equity Securities held by such Key Holder that is not a Key Employee as of the date of the Shareholders Agreement and any transfer pursuant to item (ii) shall not exceed fifteen percent (15%) of the aggregate Equity Securities held by such Key Holder that is a Key Employee as of the date of the Shareholders Agreement; (3) each Permitted Transferee shall agree to be bound by the Shareholders Agreement pursuant to Section 8.1(e) of the Shareholders Agreement and that such Key Holder shall procure the Permitted Transferee not to transfer its Equity Securities except back to such Key Holder or other Permitted Transferee(s); (4) after such transfer, such Permitted Transferee shall remain qualified to be a Permitted Transferee as defined above, provided that the Key Holder shall at all times retain full voting control over the transferred Equity Securities; and (5) the Key Holder shall at all times after such transfer procure and ensure that such transferees and the beneficiaries thereof shall comply with and observe the terms and conditions of these Articles, the Shareholders Agreement and all duties and restrictions as a holder of such Equity Securities.

C.	Each Key Holder agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth hereof, whether by holding the Equity Securities of the Company indirectly through another Person (including a Principal Holding Company) or by causing or effecting, directly or indirectly, the transfer, sale or disposal of any Equity Securities by any such Person (including a Principal Holding Company), or otherwise. Any purported transfer, sale or disposal of any Equity Securities of any Key Holder in contravention of restrictions hereof shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including any Key Holder) shall recognize any such transfer, sale or disposal.

D.	Article 16 is not applicable to sale, transfer or otherwise disposal of all or any part of Equity Securities in the Company by and between Crescent and Stelca.

E.	Notwithstanding any other provision hereof, no sale, transfer or otherwise disposal may be made unless the transferee of the Equity Securities (unless already bound hereby) has agreed in writing to be bound by the terms of the Shareholders Agreement pursuant to a Joinder Agreement as specifically set forth in the Shareholders Agreement.

16.2	Right of First Refusal and Tag-along Right of Investors

A.	Subject to Article 16.2(B), if any Key Holder (the “Disposing Party”) intends to directly or indirectly transfer any or all of its Equity Securities in the Company (the “Offered Equity Securities”) to any third party, it shall notify the Company and the other Members (the “Non-Disposing Parties”) of such intention before seeking any offer from interested third parties in respect of the purchase of the aforesaid Equity Securities. The Disposing Party shall be entitled to disclose to the interested third party purchaser(s) such confidential information in relation to the Company as is necessary for the proposed transfer of its Equity Securities, provided however that (i) the Disposing Party shall enter into a confidentiality agreement with each of the interested third party purchasers under which the latter undertakes not to disclose or use the relevant confidential information for any other purpose than purchase of the Equity Securities from the Disposing Party; and (ii) the Disposing Party shall send a copy of any confidential information which it, he or she disclosed to the interested third party purchasers to the Non-Disposing Parties. Upon the receipt of an offer from any third party purchaser, the Disposing Party shall give a written notice (the “Transfer Notice”) to the Non-Disposing Parties and the Company specifying (i) the entire percentage of its Equity Securities in the Company which it, he or she proposes to transfer to the third party purchaser, (ii) the identity of the third party purchaser (the “Third Party Purchaser”), and (iii) the price (the “Purchase Price”) and other key terms and conditions of the proposed transfer.

B.	Each Investor shall have an option for a period of sixty (60) days following receipt of the Transfer Notice (the “Acceptance Period”) to elect to purchase all or any portion of its respective pro rata share of the Offered Equity Securities set out in the Transfer Notice at the same price and on substantially the same terms and conditions as described in the Transfer Notice, by notifying the Disposing Party and the Company in writing before expiration of the Acceptance Period as to the quantity of such Offered Equity Securities that it wishes to purchase.

C.	For the purpose of this Article 16.2, “pro rata share” of the Offered Equity Securities of each Investor shall be equal to (i) the quantity of Offered Equity Securities, multiplied by (ii) a fraction, the numerator of which shall be the Ordinary Shares (on an as-converted basis) held by such Investor on the date of the Transfer Notice and the denominator of which shall be the Ordinary Shares (on an as-converted basis) held by all Investors on such date.

D.	If any such Investor fails to exercise its right to purchase its full pro rata share of the available Offered Equity Securities, the Disposing Party shall deliver a written notice (the “Second Notice”) specifying the quantity of the Offered Equity Securities not purchased by the Investors pursuant to Article 16.2(B) (the “Non-purchased Offered Equity Securities”) within five (5) days after the expiration of the Acceptance Period to the Company and to each Investor that elected to purchase its entire pro rata share of the Offered Equity Securities (an “Exercising Investor of Right of First Refusal”). The Exercising Investors of Right of First Refusal shall have a right of re-allotment, such that they shall have ten (10) days from the date of the Second Notice (the “Extended Acceptance Period”) was given to elect to increase the number of Offered Equity Securities that they agreed to purchase in accordance with Article 16.2(B). Such right of re-allotment shall be subject to the following condition: each Exercising Investor of Right of First Refusal shall first notify the Disposing Party of its desire to increase the quantity of the Offered Equity Securities it agreed to purchase under Article 16.2(B), stating the quantity of the additional Offered Equity Securities it proposes to buy (the “Additional Offered Equity Securities”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, the total quantity of Additional Offered Equity Securities the Exercising Investors of Right of First Refusal propose to buy exceeds the total quantity of the Non-purchased Offered Equity Securities, then each Exercising Investor of Right of First Refusal who proposes to buy more than such quantity of Additional Offered Equity Securities as is equal to the product obtained by multiplying (i) the quantity of the Non-purchased Offered Equity Securities by (ii) a fraction, the numerator of which is the Ordinary Shares (on an as-converted basis) held by such Exercising Investor of Right of First Refusal and the denominator of which is the Ordinary Shares (on an as-converted basis) held by all Exercising Investors of Right of First Refusal (an “Over-Purchasing Investor”) shall mutually agree with the other Over-Purchasing Investors on the quantity of Additional Offered Equity Securities to be purchased so that the total quantity of Additional Offered Equity Securities the Exercising Investors of Right of First Refusal propose to buy shall not exceed the total quantity of the Non-purchased Offered Equity Securities; failing such agreement, each Over-Purchasing Investor will be cut back by the Disposing Party with respect to its over-purchase to that quantity of the Non-purchased Offered Equity Securities equal to the product obtained by multiplying (i) the number of the Non-purchased Offered Equity Securities available for over-purchase by (ii) a fraction, the numerator of which is the Ordinary Shares (on an as-converted basis) held by such Over-Purchasing Investor and the denominator of which is the Ordinary Shares (on an as-converted basis) held by all the Over-Purchasing Investors.

E.	In the event of the proposed transfer by the Disposing Party of any Equity Securities in the Company, each of the Investors who have not exercised its right to purchase any of the Offered Equity Securities shall be entitled, by written notice (the “Tag-along Acceptance Notice”) given to the Disposing Party and the Company within fifteen (15) Business Days after the expiry of the Acceptance Period (or the Extended Acceptance Period, as the case may be) (the “Tag-along Offer Period”), to participate in such proposed transfer of any Equity Securities of the Disposing Party to the Third Party Purchaser, on the same terms and conditions as specified in the Transfer Notice. The Disposing Party shall provide within a reasonable period before the expiry of the Tag-along Offer Period any information that the Investors may reasonably request, taking into account the relationships among the parties involved and their competitive interests, to enable the Investors to evaluate any non-cash consideration, if applicable, together with other key deal terms.

F.	If any of the Investors s wishes to participate in the transfer to the Third Party Purchaser, such Investors shall deliver a Tag-along Acceptance Notice to the Disposing Party and the Company specifying that it desires to sell such amount of Equity Securities in the Company, which amount shall not exceed the Tag-along Pro Rata Portion (as defined below) of such Investor, to the Third Party Purchaser. To the extent one or more of the Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the amount of Equity Securities that the Disposing Party may sell in the transaction shall be correspondingly reduced. “Tag-along Pro Rata Portion” shall mean the product obtained by multiplying (x) the aggregate amount of Shares to be transferred by the Disposing Party under the Transfer Notice following the exercise or expiration of all rights of first refusal pursuant to Article 16.2(A) to Article 16.2(B) by (y) a fraction, the numerator of which is the amount of Ordinary Shares (on an as-converted basis) held by the Investors as of the date of the Transfer Notice and the denominator of which is the amount of the Ordinary Shares (on an as-converted basis) held by the Disposing Party and all Investors entitled to exercise the tag-along right hereunder as of the date of the Transfer Notice.

G.	In the event that any Investor decides to participate in the proposed transfer to the Third Party Purchaser in accordance with Article 16.2(E) and Article 16.2(F) above, the other Members including the Disposing Party shall take any and all actions to effect the transfer of such Equity Securities from such Investor to the Third Party Purchaser. In the event that the Third Party Purchaser does not agree to purchase Equity Securities of such Investor, the Disposing Party shall also not sell any of its Equity Securities to the Third Party Purchaser.

H.	To the extent that the Investors have not exercised their rights to purchase all Offered Equity Securities within the time periods specified in Article 16.2(B) and Article 16.2(D), subject to the right of the Investors to exercise their rights to participate in the sale of Offered Equity Securities within the time periods specified in Article 16.2(E), the Disposing Party shall have a period of ninety (90) days from the expiration of such rights specified in Article 16.2(A) to 16.2(G) in which to sell the remaining Offered Equity Securities to the Third Party Purchaser identified in the Transfer Notice on terms and conditions (including the purchase price) no more favorable to the Third Party Purchaser than those specified in the Transfer Notice. The Members agree that the Third Party Purchaser, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Disposing Party under these Articles and the Shareholders Agreement with respect to the Offered Equity Securities and agreeing to be bound by the terms and conditions of the Articles and the Shareholders Agreement, and the transfer shall not be effective and shall not be recognized by any Member until such documents and instruments are so executed and delivered.

I.	In the event the Disposing Party does not consummate the sale or disposition of any Offered Equity Securities within the time period set out in Article 16.2(H), rights of the Investors under Article 16.2(A) to 16.2(G), as the case may be, shall be re-invoked and shall be applicable to any subsequent disposition of such Offered Equity Securities by the Disposing Party until such rights lapse in accordance with the terms of these Articles and the Shareholders Agreement.

J.	The exercise or non-exercise of the rights of the Investors under this Article 16.2 to purchase Equity Securities in the Company from a Disposing Party or participate in the sale of Equity Securities in the Company by a Disposing Party shall not adversely affect their rights to make subsequent purchases from the Disposing Party of Equity Securities in the Company or subsequently participate in sales of Equity Securities in the Company by the Disposing Party hereunder.

16.3	Other Parties’ Right of First Refusal, Tag-along Right of Investors.

A.	Subject to Article 16.4 below, any Investor (the “Disposing Investor”) may sell, transfer or otherwise dispose of all or any part of its Equity Securities in the Company (the “Investor Offered Equity Securities”) to any other party subject to this Article 16.3. The Disposing Investor shall be entitled to disclose to the interested third party purchaser(s) such confidential information in relation to the Company as is necessary for the proposed transfer of its Equity Securities, provided however that (i) the Disposing Investor shall enter into a confidentiality agreement with each of the interested third party purchasers under which the latter undertakes not to disclose or use the relevant confidential information for any other purposes than purchase of the Equity Securities from the Disposing Party; and (ii) the Disposing Investor shall send a copy of any confidential information which it disclosed to the interested third party purchasers to the other Members. The Disposing Investor shall give a written notice (the “Investor Transfer Notice”) to the other Members and the Company specifying (i) the entire percentage of its Equity Securities in the Company which it proposes to transfer to the third party purchaser, (ii) the identity of the third party purchaser, and (iii) the price and other key terms and conditions of the proposed transfer.

B.	Each of the non-transferring Members shall have an option for a period of thirty (30) days following receipt of the Investor Transfer Notice (the “Investor Acceptance Period”) to elect to purchase all or any portion of its respective pro rata share of the Investor Offered Equity Securities set out in the Investor Transfer Notice at the same price and on substantially the same terms and conditions as described in the Investor Transfer Notice, by notifying the Disposing Investor and the Company in writing before expiration of the Investor Acceptance Period as to the quantity of such Investor Offered Equity Securities that it wishes to purchase.

C.	For the purpose of this Article 16.3, each non-transferring Member’s “pro rata share” of the Investor Offered Equity Securities shall be equal to (i) the quantity of Investor Offered Equity Securities, multiplied by (ii) a fraction, the numerator of which shall be the Ordinary Shares (on an as-converted basis) held by such non-transferring Member on the date of the Investor Transfer Notice and the denominator of which shall be the Ordinary Shares (on an as-converted basis) held by all the non-transferring Members on such date.

D.	If any non-transferring Member fails to exercise its right to purchase its full pro rata share of the available Investor Offered Equity Securities, the Disposing Investor shall deliver written notice (the “Investor Second Notice”) specifying the quantity of the Investor Offered Equity Securities not purchased by the non-transferring Members pursuant to Article 16.3(B) (the “Non-purchased Investor Offered Equity Securities”) within five (5) days after the expiration of the Investor Acceptance Period to the Company and to each non-transferring Member that elected to purchase its entire pro rata share of the Investor Offered Equity Securities (an “Exercising Party of Right of First Refusal”). The Exercising Parties of Right of First Refusal shall have a right of re-allotment, such that they shall have ten (10) days from the date of the Investor Second Notice (the “Extended Investor Acceptance Period”) to elect to increase the quantity of Investor Offered Equity Securities that they agreed to purchase in accordance with Article 16.3(B). Such right of re-allotment shall be subject to the following conditions: each Exercising Party of Right of First Refusal shall first notify the Disposing Investor of its desire to increase the quantity of the Investor Offered Equity Securities it agreed to purchase under Article 16.3(B), stating the quantity of the additional Investor Offered Equity Securities it proposes to buy (the “Additional Investor Offered Equity Securities”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, the total quantity of Additional Investor Offered Equity Securities the Exercising Parties of Right of First Refusal propose to buy exceeds the total quantity of the Non-purchased Investor Offered Equity Securities, then each Exercising Party of Right of First Refusal who proposes to buy more than such quantity of Additional Investor Offered Equity Securities as is equal to the product obtained by multiplying (i) the quantity of the Non-purchased Investor Offered Equity Securities by (ii) a fraction, the numerator of which is the Ordinary Shares (on an as-converted basis) held by such Exercising Party of Right of First Refusal and the denominator of which is the Ordinary Shares (on an as-converted basis) held by all Exercising Parties of Right of First Refusal (an “Over-Purchasing Party”) shall mutually agree with the other Over-Purchasing Parties on the quantity of Additional Investor Offered Equity Securities to be purchased so that the total quantity of Additional Investor Offered Equity Securities the Exercising Parties of Right of First Refusal propose to buy shall not exceed the total quantity of the Non-purchased Investor Offered Equity Securities; failing such agreement, each Over-Purchasing Party will be cut back by the Disposing Investor with respect to its over-purchase to that quantity of the Non-purchased Investor Offered Equity Securities equal to the product obtained by multiplying (i) the number of the Non-purchased Investor Offered Equity Securities available for over-purchase by (ii) a fraction, the numerator of which is the Ordinary Shares (on an as-converted basis) held by such Over-Purchasing Party and the denominator of which is the Ordinary Shares (on an as-converted basis) held by all the Over-Purchasing Parties.

E.	Subject to Article 8.5(E), in the event of the proposed transfer by the Disposing Investor of any Equity Securities in the Company, each of the other Investors who have not exercised its right to purchase any of the Investor Offered Equity Securities shall be entitled, by written notice (the “Investor Tag-along Acceptance Notice”) given to the Disposing Investor and the Company within fifteen (15) Business Days after the expiry of the Investor Acceptance Period (or the Extended Investor Acceptance Period, as the case may be) (the “Investor Tag-along Offer Period”), to participate in such proposed transfer of any Equity Securities of the Disposing Investor to the third party purchaser, on the same terms and conditions as specified in the Investor Transfer Notice. The Disposing Investor shall provide within a reasonable period before the expiry of the Investor Tag-along Offer Period any information that the other Investors may reasonably request, taking into account the relationships among the parties involved and their competitive interests, to enable the other Investors to evaluate any non-cash consideration, if applicable, and regarding other key deal terms.

F.	If any of the other Investors wishes to participate in the transfer to the third party purchaser, such Investor (the “Exercising Investor”) shall deliver an Investor Tag-along Acceptance Notice to the Disposing Investor and the Company specifying that it desires to sell such amount of Equity Securities in the Company, which amount shall not exceed the Investor Tag-along Pro Rata Portion (as defined below) of such Exercising Investor, to the third party purchaser. To the extent one or more of the other Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the amount of Equity Securities that the Disposing Investor may sell in the transaction shall be correspondingly reduced. “Investor Tag-along Pro Rata Portion” shall mean the product obtained by multiplying (x) the aggregate amount of the Equity Securities in the Company to be transferred by the Disposing Investor under the Investor Transfer Notice following the exercise or expiration of all rights of first refusal pursuant to Article 16.3(A) to 16.3(D), by (y) a fraction, the numerator of which is the amount of Equity Securities in the Company held by the relevant Exercising Investor as of the date of the Investor Transfer Notice and the denominator of which is the amount of the Equity Securities in the Company held by the Disposing Investor and all Investors entitled to exercise the tag-along right hereunder as of the date of the Investor Transfer Notice.

G.	In the event that any Investor decides to participate in the proposed transfer to the third party purchaser in accordance with Article 16.3(E) and Article 16.3(F) above, the other Members including the Disposing Investor shall take any and all actions to effect the transfer of such Equity Securities from the Exercising Investor to the third party purchaser. In the event that the third party purchaser does not agree to purchase such Exercising Investor’s Equity Securities, the Disposing Investor shall also not sell any of its Equity Securities to the third party purchaser.

H.	To the extent that the non-transferring Members have not exercised their rights to purchase all Investor Offered Equity Securities within the time periods specified in Article 16.3(B) and Article 16.3(D), subject to the right of the Investors to exercise their rights to participate in the sale of Investor Offered Equity Securities within the time periods specified in Article 16.3(E), the Disposing Investor shall have a period of ninety (90) days from the expiration of such rights specified in Article 16.3(A) to Article 16.3(G) in which to sell the remaining Investor Offered Equity Securities to the third party purchaser identified in the Investor Transfer Notice on terms and conditions (including the purchase price) no more favorable to the third party purchaser than those specified in the Investor Transfer Notice. The third party purchaser, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Parties documents and other instruments assuming the obligations of such Disposing Investor under this Agreement with respect to the Investor Offered Equity Securities, and the transfer shall not be effective and shall not be recognized by any Member until such documents and instruments are so executed and delivered.

I.	In the event the Disposing Investor does not consummate the sale or disposition of any Investor Offered Equity Securities within the time period set out in Article 16.3(H), rights of the non-transferring Parties under Article 16.3(A) to 16.3(D) and the Investors under Article 16.3(E) to Article 16.3(G), as the case may be, shall be re-invoked and shall be applicable to any subsequent disposition of such Investor Offered Equity Securities by the Disposing Investor until such rights lapse in accordance with the terms of these Articles and the Shareholders Agreement.

J.	The exercise or non-exercise of the rights of the non-transferring Member under Article 16.3(A) to 16.3(D) to purchase Equity Securities in the Company from a Disposing Investor or the Investors under Article 16.3(E) to 16.3(G) to participate in the sale of Equity Securities in the Company by a Disposing Investor shall not adversely affect their rights to make subsequent purchases from the Disposing Investor of Equity Securities in the Company or subsequently participate in sales of Equity Securities in the Company by the Disposing Investor hereunder.

16.4	Drag-along Right

A.	Following the date of the fifth anniversary of the date of the Shareholders Agreement, if any Investor (the “Proposing Investor”) intends to transfer the Equity Securities held by it in the Company to a bona fide third party (for the avoidance of doubt, such bona fide third party shall not include any Member or its Affiliates) provided that the Equity Securities in the Company that such bona fide third party proposes to buy (the “Drag-along Amount”) exceeds fifty percent (50%) of the total amount of Equity Securities in the Company, and the value of the Company will exceed USD450,000,000 when conducting the above transfer of more than fifty percent (50%) of the Equity Securities in the Company to a bona fide third party, subject to the consents of the Members holding fifty percent (50%) or more of the Equity Securities in the Company (the “Shareholder Consent”), all Members of the Company other than the Proposing Investor (the “Selling Shareholders”) shall sell the Equity Securities of the Company to such bona fide third party at the same price and on the same conditions as the Proposing Investor together with the Proposing Investor on a pro rata basis, and procure the Directors of the Company appointed by them to vote in favor of such transfer of the Equity Securities in the Company and such transfer being a Deemed Liquidation Event. The “pro rata share” as used herein, in respect of each Member (including the Selling Shareholders and the Proposing Investors), shall be the product obtained by multiplying (A) the Drag-along Amount, by (B) a fraction, the numerator of which is the amount of Ordinary Shares (on an as-converted basis) held by each Member as of the date of Shareholder Consent and the denominator of which is the total amount of the Ordinary Shares (on an as-converted basis) held by all of the Members as of the date of Shareholder Consent. In respect of all the consideration received from the sale of the Equity Securities in the Company by the Members in accordance with the provisions in Article 16.4(A), each Member agrees to ensure that such consideration shall be distributed to the Investors within ninety (90) days upon the occurrence of such transfer of the Equity Securities in the Company in the order and amount specified in Liquidation Preference.

B.	Following the date of the fifth anniversary of the date of the Shareholders Agreement, if any Investor intends to propose a Deemed Liquidation Event other than the transfer of the Equity Securities in the Company prescribed in the Article 16.4(A) above, and the Company is valued at more than USD450,000,000 when such Deemed Liquidation Event takes place, subject to the consents of the Members holding fifty percent (50%) or more of the Equity Securities in the Company, all Members of the Company shall vote in favor of such Deemed Liquidation Event. Furthermore, all Members shall, and shall procure that each Director of the Company appointed by such Member will, approve the Deemed Liquidation Event and execute all necessary agreements and documents and take all necessary actions in furtherance of and to effect such Deemed Liquidation Event.

C.	With respect to the sale of the Equity Securities in the Company to a bona fide third party in Article 16.4(A) above, each Member will be required to:

(1) make representations and warranties on the following matters with respect to such transaction: (x) it is entitled to the ownership of the Equity Securities proposed to be sold, and possesses all of the authorizations to sell such Equity Securities; and (y) such sale will not constitute a material breach of any material contract to which any of such shareholders is a party;

(2) obtain any consent or approval which will not result in incurring significant amount of expenditure; and

(3) pay for pro rata share of expenses in connection with the engagement of the legal counsels (but if all consideration that any Principal Holding Company receives from the transfer of the Equity Securities in the Company held by them in Article 16.4(B) above has been distributed to the Investors in accordance with the Liquidation Preference, such Principal Holding Company shall not bear the expenses incurred under Article 16.4(C)).

D.	In respect of any transfer of the Equity Securities in the Company in accordance with Article 16.4(A) above, the Selling Shareholders and the Proposing Investor hereby waive their respective right of first refusal under Article 16.2 and Article 16.3, and irrevocably consent to such transfer.

E.	Any transfer of the Equity Securities of the Company in accordance with Article 16.4(A) above shall not be made to the following entities or their holding companies or affiliates that are controlled by them: Amazon / Joyo, Baidu, eBay / Paypal, Facebook, Google, Yahoo! Inc., Microsoft, Tencent, 360Buy/Jingdong, Wal-Mart, Yihaodian, Suning, Dang Dang, Global Sources, Qihoo / 360.cn, and VANCL. Notwithstanding the foregoing, if Ali participates in the transfer of the Equity Securities in the Company to any of the above entities pursuant to the Article 16.4(A) above hereof, such transfer pursuant to Article 16.4(A) above shall be exempted from the transfer restrictions under this Article 16.4(E).

16.5	Transfer to Affiliates

A.	Notwithstanding provisions in Article 16.3 and Article 16.4 above, any Investor shall be free to transfer all or any part of its Equity Securities in the Company to an Affiliate; in respect of Goldman Sachs, Infinity, Crescent, Stelca and SoftBank, other than the transfer to its Affiliates, Goldman Sachs, Infinity, Crescent, Stelca or SoftBank also has the right to transfer all or any part of its Equity Securities in the Company to such holders’ and/or its fund manager’s and/or its Affiliates’ subsidiary, Affiliates, parent, partner, shareholder, member, limited partner, fund manager, or venture capital fund or private equity fund now or hereafter existing which is under common Control of one or more general partners or shares the same management company with Goldman Sachs, Infinity, Crescent, Stelca or SoftBank; provided that (i) the transferor gives a prior written notice to the other Members and the Company specifying the reason for the transfer; (ii) such Affiliate or the transferee provided in this Article 16.5(A) agrees to be bound by this Agreement; and (iii) such Affiliate or the transferee prescribed in this Article 16.5(A) shall not be among the following entities or companies controlling such entities or affiliated companies that are controlled by such entities.: Amazon/Joyo, Baidu, eBay/Paypal, Facebook, Google, Yahoo! Inc., Microsoft, Tencent, 360Buy/Jingdong, Wal-Mart, Yihaodian, Suning, Dang Dang, Global Sources, Qihoo/360.cn, and VANCL.

B.	If a permitted transferee of Equity Securities in the Company pursuant to Article 16.5(A) at any time ceases to be an Affiliate of the transferring Investors or to possess the capacity provided in Article 16.5(A), the transferring Investors shall ensure that the transferee shall immediately transfer such Equity Securities in the Company back to the transferring Investors.

C.	In respect of any transfer pursuant to Article 16.5(A) above, each of the other non-transferring Members hereby waives its rights under Article 16.3 and Article 16.4 above (including the right to receive the Investor Transfer Notice and to exercise the right of first refusal or participate in the transfer), and irrevocably consents to such transfer.

REDEMPTION AND REPURCHASE OF SHARES

17.	The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in these Memorandum and Articles, (ii) is pursuant to the ESOP, or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) or (iii) to compliance with any applicable restrictions set forth in the Shareholders Agreement, the Memorandum and these Articles.

18.	Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

19.	If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied in accordance with Article 8.4(B).

20.	For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate class of shares, except that the necessary quorum shall be one or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

21.	Subject to Article 8, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

22.	The Company may, with the approval of the Board, so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

23.	The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

24.	If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

25.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee.

26.	If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

27.	Subject to Article 8, the Company may by Ordinary Resolution:

27.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

27.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

27.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

27.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

27.5	perform any action not required to be performed by Special Resolution.

28.	Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

28.1	change its name;

28.2	alter or add to these Articles;

28.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

28.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

29.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

30.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

31.	The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

32.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

33.	A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than either (i) one-third (1/3) of the voting power of all of the Ordinary Shares, or (ii) one-third (1/3) of the voting power of the Preferred Shares (on an as if converted basis) of the Company entitled to attend and vote at general meetings of the Company.

34.	The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

35.	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

36.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

37.	At least five (5) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting by (i) the Members (or their proxies) holding a majority of the aggregate voting power of all of the outstanding Ordinary Shares entitled to attend and vote thereat, (ii) the Members (or their proxies) holding more than sixty-five percent (65%) of the then outstanding Series A Preferred Shares, (iii) the Members (or their proxies) holding more than sixty-five percent (65%) of the then outstanding Series B Preferred Shares, (iv) the Members (or their proxies) holding more than sixty-five percent (65%) of the then outstanding Series C Preferred Shares; and (v) the Members (or their proxies) holding more than sixty-five percent (65%) of the then outstanding Series D Preferred Shares. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by (i) the Members (or their proxies) holding a majority of the aggregate voting power of all of the outstanding Ordinary Shares entitled to attend and vote thereat, (ii) the Members (or their proxies) holding more than sixty-five percent (65%) of the then outstanding Series A Preferred Shares, (iii) the Members (or their proxies) holding more than sixty-five percent (65%) of the then outstanding Series B Preferred Shares, (iv) the Members (or their proxies) holding more than sixty-five percent (65%) of the then outstanding Series C Preferred Shares, and (v) the Members (or their proxies) holding more than sixty-five percent (65%) of the then outstanding Series D Preferred Shares.

38.	The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

39.	The holders of (a) a majority of the aggregate voting power of all of the Ordinary Shares entitled to notice of and to attend and vote at such general meeting (including the Preferred Shares on an as converted basis), (b) the holders of at least a majority of then outstanding Series A Preferred Shares, (c) the holders of at least a majority of then outstanding Series B Preferred Shares, (d) the holders of at least a majority of then outstanding Series C Preferred Shares, or (e) the holders of at least a majority of then outstanding Series D Preferred Shares, collectively, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 42, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

40.	A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

41.	A resolution in writing (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

41.1	in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

41.2	in the case of any resolution passed other than as a Special Resolution, it is signed by Members for the time being holding Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (calculated in accordance with Article 8.4(A)) (or, being companies, signed by their duly authorised representative).

42.	A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members ten (10) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any Investor, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the Directors may determine) with notice delivered to all Members five (5) days prior to the adjourned meeting in accordance with the notice procedures under Articles 108 through 112 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any Investor, then the presence of such holders shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

43.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

44.	With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

45.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

46.	On a poll, a Member shall have one vote for each Ordinary Share he holds on an as converted basis in accordance with Article 8.3 and Article 8.4.

47.	Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

48.	A poll on a question of adjournment shall be taken forthwith.

49.	A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

50.	Except as otherwise required by law or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members in accordance with Article 39.

51.	In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

52.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

53.	No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

54.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

55.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

56.	A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

57.	The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

58.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

59.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

60.	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

61.	Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

62.	Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

63.	The Company shall have, and the Members hereto agree to cause the Company to have, a Board consisting of up to seven (7) but no less than six (6) authorized Directors with each Member having the right to appoint a member of the Board as follows: Goldman Sachs shall have the right to appoint one (1) Director, Crescent shall have the right to appoint one (1) Director, Ali shall have the right to appoint one (1) Director, SoftBank shall have the right to appoint one (1) Director, and each of the Principal Holding Companies shall have the right to appoint one (1) Director. If, for the purpose of Qualified IPO, the size of the Board of the Company needs to be increased to contain a certain number of independent directors to satisfy the requirements of any applicable listing rules, all Members shall procure the Directors appointed by them to adopt all necessary resolutions and/or execute other necessary documents with respect to the increase of the size of the Board and appointment of such number of independent directors, provided however that the Directors appointed by the above Investors who has already taken office prior to the addition of such independent directors shall not be dismissed and each of the above Investors shall not be deprived of its respective right to appoint one (1) Director to the Board of the Company in any event. Each Member agrees that if an Investor (together with its Affiliates) holds less than 5% of the Equity Securities in the Company, it shall be immediately deprived of its right to appoint Director(s) to the Board of the Company. For the avoidance of doubt, for purpose of this Article, the percentage of the equity interest in the Company held by Goldman Sachs shall be the sum of the percentage of the Equity Securities in the Company held by GSIP and GSPO.

Each Director shall be appointed for a term of three (3) years and may serve consecutive terms if reappointed by the Member or Members which originally appointed such Director. The Member or Members may remove the Director appointed by it or them. If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a Director or by the removal of such Director, the Member or Members which originally appointed such Director shall appoint a successor to serve out such Director’s term.

The chairman of the Board shall be one of the Directors appointed by the Principal Holding Companies, nominated jointly by the Principal Holding Companies and elected by the Board for a term of three (3) years. The chairman shall exercise his or her authority within the scope authorized by the Board. If the chairman is unable to perform his or her responsibilities for whatever reason, he or she shall designate another Director to perform his or her responsibilities temporarily in accordance with terms hereof and the Shareholders Agreement.

POWERS OF DIRECTORS

64.	Subject to the provisions of the Statute, the Memorandum and these Articles, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Articles 8 and this Article 64. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

64.1	Acts Requiring Supermajority Approval by the Board.

The following matters of the Group Companies (except for those matters limited to the Company as specifically set forth below) shall be approved by the Board by the affirmative votes of at least two-thirds of the Directors, which shall at least include three (3) Directors or, in the event that one (1) Director is appointed by Goldman Sachs pursuant to Article 63, four (4) Directors, appointed by the Investors:

(a)	termination, or material modification or waiver of, or material amendment to any Control Documents;

(b)	adoption or implementation of any new employee or management equity incentive plans (including the amendment of the ESOP and any other employee equity incentive plans);

(c)	any change of Principal Business of the Group Companies which is outside the ordinary course of business, including change of Principal Business, entering into the business outside the scope of the Principal Business or exiting from the existing Principal Business;

(d)	the entering into of any partnership, profit sharing agreement or joint venture agreement other than any strategic alliance not involving any equity or equity-related investment;

(e)	redemption or repurchase of any Equity Securities of the Company (other than any repurchase of Equity Securities from former employees or consultants in connection with the cessation of their employment/services at the lower of fair market value or cost, or any redemption of Equity Securities in the Company as prescribed in these Articles);

(f)	any investments other than the investments of the prime commercial paper, money market fund, deposit slip of any international banks whose net asset exceeds USD1,000,000,000, debenture guaranteed or issued by the US Government or other sovereign governments (other than the investments within the ordinary business scope of the Group Companies), in each case having a maturity not in excess of two years;

(g)	(i) merge, amalgamate or consolidate the Group Companies (other than the Company) with any other Person, or the de-merger of any Group Company (other than the Company), (ii) sell, transfer or otherwise dispose of the Group Companies or any material asset or goodwill of the Group Companies, or (iii) sell, transfer, pledge, dispose of, or issue any equity or other ownership interest in (or any right, warrant, or option therefor) any direct or indirect Subsidiary of the Company, provided that the transaction or a series of related transactions in (i), (ii) or (iii) shall not constitute a Deemed Liquidation Event;

(h)	sale, disposal or purchase of any Group Company’s assets the book value of which is in excess of 5% of the total assets of the Group Companies in aggregate, or any asset the book value of which is less than 5% of the total assets of the Group Companies in aggregate but is material to the Group Companies and their business and the lack of which will have a Material Adverse Effect to the Group Companies and its business; or grant of operation right of such assets to any third party;

(i)	creation of any debt or guarantee any indebtedness, except for trade accounts of the Company arising in the ordinary course of business;

(j)	creation of any liens over assets to serve any indebtedness otherwise permitted or previously approved pursuant to paragraph i) above;

(k)	any transaction involving granting of exclusive rights or any transaction or any non-monetary transaction involving granting of material rights to a third party;

(l)	declaration or payment of dividends or other distributions;

(m)	the conclusion or entering into of any commercial, financial or strategic transaction, including off-balance sheet transactions, which may have a Material Adverse Effect;

(n)	any new transaction between the Company and any of its Affiliates, Related Parties, employees or any associates of the above Persons (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 of United States), other than the above transactions conducted on an arm’s length basis. In avoidance of any doubt, more than two thirds of the Directors of the Board (including the three (3) Directors appointed by the Investors) shall have the right to determine whether such transactions are conducted on an arm’s length basis;

(o)	any loan or advance other than trade credit given in the ordinary course of business to any Related Party (except wholly-owned Subsidiaries) or any third party, or any loan or other type of financing borrowed from any Related Party (except wholly-owned Subsidiaries) or any third party;

(p)	possession of equity, rights or any other securities of any companies, partnerships or other entities (except for the Subsidiaries) by the Company;

(q)	approval of remuneration, gratuity, pensions to any Director or any of the Management Shareholders;

(r)	approval or change of the remunerations of the top five (5) senior management personnel of the Company or other Key Employees;

(s)	engagement or change of the auditor of the Company;

(t)	engaging investment banks(s), selecting the listing exchange and underwriter(s) for a public offering, or approval of the valuation or any material terms and conditions for a public offering valuation of the Company and other material terms and conditions for the public offering of the Company;

(u)	establishment of any Subsidiaries (except wholly owned Subsidiaries established for purposes relevant to the carrying out of the ordinary business of the Company);

(v)	alteration, amendment or revocation of the article of association of any Subsidiary;

(w)	determination of the directors to be appointed by the Company to its Subsidiaries;

(x)	review and approval of the Company’s annual fiscal budget and business plan, which have been provided to the Investors, and any amendment thereof;

(y)	any transaction of which the payment is no less than RMB100,000 (or equivalent), or the total accumulative amount is no less than RMB500,000 (or equivalent) outside of the approved annual fiscal budget and business plan;

(z)	making any one donation in an amount no less than RMB50,000 (or equivalent) or, more than one donation in an aggregate amount no less than RMB200,000 (or equivalent) in any fiscal year;

(aa)	purchase of any real property;

(bb)	any sale, transfer, license, pledge or encumbrance of any technology or intellectual property other than in the ordinary course of business;

(cc)	commencement, termination or settlement of any litigation, arbitration, other dispute, or administrative proceeding involving the claimed liabilities in an amount of RMB200,000 (or equivalent) or above, or having a material impact on the business of the Company;

(dd)	creation or giving authorization of the creation of any debenture (other than the equipment leasing and bank loan);

(ee)	any change of accounting principles and policies except for the purposes of complying with the statutory requirements; and

(ff)	any action by the Company or a Group Company, as applicable, to authorize, approve, or enter into any agreement or obligation with respect to any of the actions listed above.

64.2	Acts Requiring Consultation

The following matters of the Group Companies shall be first consulted with Ali, Crescent, Goldman Sachs and SoftBank before being presented to the Board for voting, and the proposal then presented to the Board for voting shall fully reflect the opinions raised by the above-mentioned Investors. After the consultation, such matters shall be approved by the Board by the affirmative votes of at least two-thirds of the Directors, which shall at least include two (2) Directors or, in the event that one (1) Director is appointed by Goldman Sachs pursuant to Article 63, three (3) Directors, appointed by the Investors (notwithstanding the foregoing, if any resolution regarding the following matters adopted by at least two-thirds of the Directors, including two (2) Directors or, in the event that one (1) Director is appointed by Goldman Sachs pursuant to Article 63, three (3) Directors, appointed by the Investors, has and only has adverse impact on the Investor who has caused the Director designated by it to veto such matter, upon explanation of such adverse impact by such Investor in writing, such resolution adopted by the Board shall not have any legal effect and all Members shall endeavor to resolve the relevant matters through amicable negotiation):

(a) investment in or acquisition of any other companies or material assets in an amount of RMB2,000,000 (or equivalent) or more in one transaction or in a series of related transactions within any 12-month period;

(b) appointment, dismissal or replacement, engagement or removal of any legal representative and senior management personnel (such senior management personnel shall have the authority to participate in major policymaking functions of the Group Companies in their respective capacity other than Directors), including engagement or removal of the chief executive officer, general manager, the deputy general manager(s), the chief operating officer, the chief technical officer, and the chief financial officer (or financial controller) upon the nomination or recommendation of the chief executive officer; and

(c) approval of the Company’s annual fiscal budget and business plan.

65.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

66.	Subject to Article 64, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

67.	Subject to Article 64, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

68.	The office of a Director shall be vacated if:

68.1	such Director gives notice in writing to the Company that he or she resigns the office of Director; or

68.2	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

68.3	such Director is found to be or becomes of unsound mind;

69.	Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 68 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 63, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

70.	The Board shall convene at least one regular meeting per quarter. Regular Board meetings shall be convened by the chairman (or a Director designated by the chairman in the absence of the chairman) by giving at least fifteen (15) days’ prior notice to all Directors by wire, facsimile, e-mail, telephone or in writing, of the agenda, place and time of regular meetings for which the agenda, place and time have not been set by the Board in advance. Notices by telephone shall be immediately followed by confirmation in writing, unless such written confirmation is waived by the Directors. The attendance of a Director at a Board meeting shall be deemed to constitute the receipt by such Director of the notice or the waiver by such Director of his or her right to receive the relevant prior notice regarding such meeting.

71.	Interim meetings of the Board shall be called and held if the chairman of the Board, or one Director determines that an interim meeting is necessary. The period between the calling of an interim meeting and the actual meeting shall be no less than fifteen (15) days. This period can be shortened in urgent cases, provided that no Director objects thereto. Interim meetings shall be called by the chairman by wire, facsimile, e-mail, telephone or in writing, by indicating the agenda, place and time of the meeting. Invitations by telephone shall be immediately followed by confirmation in writing, unless such written confirmation is waived by the Directors.

72.	Any meeting, regular or interim, of the Board, may be held by conference telephone or similar communication equipment so long as all Directors participating in the meeting can hear and communicate with one another. All such Directors shall be deemed to be present in person at the meeting.

73.	A written resolution may be adopted by the Board in lieu of a Board meeting, if such resolution is sent to all Directors of the Board and affirmatively signed and adopted by the number of Directors necessary to make such a decision. For the avoidance of doubt, if a Director or his/her valid proxy fails to sign and return such written resolution to the Company within the time limit as reasonably requested by the Board, or if he or she approves the resolution with any modifications thereto, such Director shall be deemed to have voted against the proposed resolution.

74.	The chairman, or a Director designated by the chairman in the absence of the chairman, shall convene and preside over both regular and interim meetings of the Board.

75.	The Board shall hold its regular and interim meetings at the Company’s office or any other place as reasonably determined by the chairman of the Board.

76.	Each meeting of the Board requires a quorum of four (4) Directors or, in the event that one (1) Director is appointed by Goldman Sachs pursuant to Article 63, five (5) Directors, which must include three (3) Directors or, in the event that one (1) Director is appointed by Goldman Sachs pursuant to Article 63, four (4) Directors, appointed by the Investors. Decisions adopted at any Board meeting at which a quorum is not present are invalid. Each Director present in the board meeting shall sign attendance sheet and meeting minutes. Each Director shall have one vote and the chairman shall not have a casting vote. Notwithstanding the foregoing, if a quorum is not present (in person or by proxy) within fifteen (15) minutes of the scheduled start of a meeting of the Board, such meeting shall adjourn and reconvene fifteen (15) days later at the same place. If a quorum is not present (in person or by proxy) within fifteen (15) minutes of the scheduled start of the reconvened meeting, any two-thirds of all Directors shall constitute a quorum for such Board meeting, but the Director who is absent from the meeting shall not be deemed to have voted in favor of any matter discussed by the Board meeting for the purpose of Article 64.1 or Article 64.2 above.

77.	If a Director is unable to attend a regular or interim meeting of the Board, such Director shall appoint by means of a valid proxy another person to attend in such Director’s place. Such person shall be entitled to perform all the functions of the Director he/she represents. For the purpose of the quorum requirement, the proxy shall be deemed to be a Director.

78.	Board meetings shall be conducted in Chinese and English. Minutes of all meetings and written resolutions of the Board shall be in both English and Chinese and shall be kept in the minutes book of the Company at the Company.

PRESUMPTION OF ASSENT

79.	A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIRECTORS’ INTERESTS

80.	Subject to Article 83, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine. The Director appointed by Ali can concurrently hold the post of a Director of any other entity where Ali or its Affiliates have equity interest without prior consent of the Company or the other Members of the Company, provided that (i) the Director shall act in good faith and in strict compliance with his or her fiduciary duty to and be bound by the confidentiality obligations (as requested by the Company) to the Company; and (ii) the Director shall not hold the post of a Director or any senior management position in any of the following companies or its Affiliates: 360Buy/Jingdong, Vancl, Dang Dang, Amazon / Joyo, Yi-Inc , Wuzhou Online , Nanjing Bangbo and Guxing e-Commerce .

81.	Subject to Article 83, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

82.	Subject to Article 83, a Director of the Company may be or become a Director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a Director or officer of, or from his or her interest in, such other company.

83.	In addition to any further restrictions set forth in these Articles, unless determined by the audit committee of the Board (if established), no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such Director may vote at a meeting of Directors on any resolution concerning a matter in which that Director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the Directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

84.	The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

85.	Subject to these Articles, the Board of Directors may establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

86.	Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

87.	The Board of Directors may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors, may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

88.	Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

89.	Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

90.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

91.	The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board pursuant to Article 64.1. The Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

92.	The Directors may by resolution pursuant to Article 64.1 approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his or her remuneration as a Director.

SEAL

93.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

94.	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

95.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

96.	Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

97.	All dividends and distributions shall be declared and paid according to the provisions of Articles 64.1.

98.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

99.	Subject to the provisions of Articles 64.1, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

100.	Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

101.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

102.	Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

103.	Subject to these Articles, including Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Articles 8 and 9 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

104.	The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company.

105.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

106.	The Board shall engage one of the Big Four accounting firms (Deloitte, E&Y, KPMG and PWC) or Li Xin Accounting Firm or another accounting firm acceptable to all of the Investors as the auditor of the Company. The auditor shall perform the annual examination and audit of the financial statements of the Company.

107.	The Company shall procure the preparation of the audited balance sheet, profit and loss account and cash flow statement of the Company and submit the same to the Board for approval within three (3) months after the end of each fiscal year.

NOTICES

108.	Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

109.	Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

110.	A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

111.	Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

112.	Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

113.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Articles 8 and 9.

114.	If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Articles 8 and 9, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

115.	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

116.	To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

117.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

118.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution and of the Board, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.